                                                                      EXHIBIT 10
                                                                      ----------


                           STOCK PURCHASE AGREEMENT

                                  dated as of

                                 July 9, 2001

                                     among

                            CHARMING SHOPPES, INC.,

                        VENICE ACQUISITION CORPORATION,

                                  LFAS, INC.

                                      and

                               THE LIMITED, INC.

                       relating to the purchase and sale

                                      of

                           100% of the Common Stock

                                      of

                                   LBH, INC.

                               Table of Contents

                                                                           Page
                                   Article 1
                                  Definitions

Section 1.01.  Definitions..............................................      1

                                   Article 2
                               Purchase and Sale

Section 2.01.  Purchase and Sale........................................      8
Section 2.02.  Closing..................................................      8
Section 2.03.  Closing Net Tangible Assets..............................      9
Section 2.04.  Adjustment To Purchase Price.............................     10
Section 2.05.  Additional Understanding.................................     12
Section 2.06.  No Fractional Shares.....................................     12

                                   Article 3
           Representations and Warranties of The Limited and Seller

Section 3.01.  Corporate Existence and Power............................     12
Section 3.02.  Corporate Authorization..................................     12
Section 3.03.  Governmental Authorization...............................     13
Section 3.04.  Noncontravention.........................................     13
Section 3.05.  Capitalization...........................................     13
Section 3.06.  Ownership and Transfer of Shares.........................     14
Section 3.07.  Subsidiaries.............................................     14
Section 3.08.  Financial Statements.....................................     15
Section 3.09.  Accounts Receivable......................................     15
Section 3.10.  Inventory................................................     15
Section 3.11.  Absence of Certain Changes...............................     16
Section 3.12.  Material Contracts.......................................     17
Section 3.13.  Certain Related Party Contracts..........................     19
Section 3.14.  Litigation...............................................     20
Section 3.15.  Properties...............................................     20
Section 3.16.  Licenses and Permits.....................................     21
Section 3.17.  Environmental Matters....................................     21
Section 3.18.  Compliance with Laws and Court Orders....................     22
Section 3.19.  Intellectual Property....................................     22
Section 3.20.  Personal Property; Bank Accounts.........................     24
Section 3.21.  Suppliers................................................     24
Section 3.22.  Labor Matters............................................     25
Section 3.23.  Books and Records........................................     25
Section 3.24.  Finders' Fees............................................     26
Section 3.25.  Securities Matters.......................................     26
Section 3.26.  Guarantees...............................................     27

                               Table of Contents
                                  (continued)

                                                                           Page
                                   Article 4
              Representations and Warranties of Parent and Buyer

Section 4.01.  Corporate Existence and Power.............................    27
Section 4.02.  Corporate Authorization...................................    28
Section 4.03.  Governmental Authorization................................    28
Section 4.04.  Noncontravention..........................................    28
Section 4.05.  Financing.................................................    29
Section 4.06.  Purchase and Investment...................................    29
Section 4.07.  Litigation; Compliance with Laws..........................    29
Section 4.08.  Finders' Fees.............................................    30
Section 4.09.  Inspections; No Other Representations.....................    30
Section 4.10.  Commission Reports; Financial Information.................    30
Section 4.11.  Capitalization............................................    31
Section 4.12.  Valid Issuance of Stock Consideration.....................    31

                                   Article 5
                      Covenants of Seller and the Limited

Section 5.01.  Conduct of The Company....................................    32
Section 5.02.  Cooperation On Certain Matters............................    33
Section 5.03.  Maintenance of Insurance Policies.........................    35
Section 5.04.  Non-solicitation; Non-competition.........................    36
Section 5.05.  Lease Consents; Commitment Letter.........................    38
Section 5.06.  No Shop...................................................    38
Section 5.07.  Future Auditor Consent....................................    38
Section 5.08.  Mast Purchase Orders......................................    38
Section 5.09.  Trademarks, etc...........................................    39
Section 5.10.  Restricted Securities.....................................    39
Section 5.11.  Standstill................................................    39
Section 5.12.  Purchase Order Information................................    40
Section 5.13.  Confidentiality...........................................    40
Section 5.14.  Litigation Update.........................................    40

                                   Article 6
                         Covenants of Parent and Buyer

Section 6.01.  Conduct of the Parent and Buyer...........................    40
Section 6.02.  Confidentiality...........................................    41
Section 6.03.  Cooperation on Certain Matters............................    41
Section 6.04.  Insurance.................................................    44
Section 6.05.  Guarantees................................................    44
Section 6.06.  Outstanding Checks; Reimbursement of Payments by
               The Limited...............................................    44
Section 6.07.  Non-solicitation..........................................    45
Section 6.08.  Proceeds from Credit Card Litigation......................    45
Section 6.09.  Reverse Break-up Fee......................................    45

                               Table of Contents
                                  (continued)

                                                                           Page
Section 6.10.  Shelf Registration Statement...............................   46
Section 6.11.  Litigation Update..........................................   46

                                   Article 7
              Covenants of Parent, Buyer, The Limited and Seller

Section 7.01.  Further Assurances.........................................   46
Section 7.02.  Certain Filings............................................   47
Section 7.03.  Public Announcements.......................................   47
Section 7.04.  HSR Filings................................................   47
Section 7.05.  Transition Services........................................   47
Section 7.06.  Store Leases Agreement.....................................   47
Section 7.07.  Intentionally Omitted......................................   47
Section 7.08.  Headquarters and Distribution Center Lease.................   47
Section 7.09.  Registration Agreement.....................................   48
Section 7.10.  Access and Waiver Agreement................................   48
Section 7.11.  Covenant Agreement.........................................   48
Section 7.12.  Master Sublease............................................   48
Section 7.13.  Cancellation of Related Party Contracts....................   48
Section 7.14.  Intercompany Accounts......................................   48
Section 7.15.  Mutual Release.............................................   48
Section 7.16.  Certain Contracts..........................................   49
Section 7.17.  Financing Statements.......................................   50
Section 7.18 Store No. 2..................................................   50

                                   Article 8
                                  Tax Matters

Section 8.01.  Tax Representations........................................   51
Section 8.02.  Tax Covenants..............................................   52
Section 8.03.  Tax Sharing................................................   56
Section 8.04.  Indemnification by The Limited.............................   56

                                   Article 9
                               Employee Benefits

Section 9.01.  Employee Benefits..........................................   59
Section 9.02.  ERISA Representations......................................   60
Section 9.03.  Welfare Plans Following the Closing........................   62
Section 9.04.  Savings and Retirement Plan................................   64
Section 9.05.  Other Employee Plans And Benefit Arrangements..............   65
Section 9.06.  Necessary Action...........................................   65
Section 9.07.  Stock Options..............................................   66
Section 9.08.  Indemnification............................................   66
Section 9.09.  Third Party Beneficiaries..................................   67

                               Table of Contents
                                  (continued)

                                                                           Page
                                  Article 10
                             Conditions to Closing

Section 10.01.  Conditions to Obligations of Parent, Buyer, The Limited
                and Seller................................................   67
Section 10.02.  Conditions to Obligation of Parent and Buyer..............   67
Section 10.03.  Conditions to Obligation of The Limited and Seller........   68

                                   Article 11
                           Survival; Indemnification

Section 11.01.  Survival..................................................   69
Section 11.02.  Indemnification...........................................   70
Section 11.03.  Procedures................................................   71
Section 11.04.  Limitation on Damages.....................................   72
Section 11.05.  Assignment of Claims......................................   72
Section 11.06.  Exclusivity...............................................   72

                                   Article 12
                                  Termination

Section 12.01.  Grounds for Termination...................................   73
Section 12.02.  Effect of Termination.....................................   74

                                   Article 13
                                 Miscellaneous

Section 13.01.  Notices...................................................   74
Section 13.02.  Amendments and Waivers....................................   75
Section 13.03.  Expenses..................................................   76
Section 13.04.  Successors and Assigns....................................   76
Section 13.05.  Governing Law.............................................   76
Section 13.06.  Jurisdiction..............................................   76
Section 13.07.  WAIVER OF JURY TRIAL......................................   77
Section 13.08.  Counterparts; Third Party Beneficiaries...................   77
Section 13.09.  Entire Agreement..........................................   77
Section 13.10.  Captions; Certain Terms...................................   77
Section 13.11.  Disclosure Schedule.......................................   77

                     Appendices, Attachments and Exhibits
                     ------------------------------------

Appendix 2.03(a)    Base Statement of Net Tangible Assets
Appendix 4.05       Commitment Letter
Appendix 6.05       Guarantees
Appendix 6.08       Credit Card Litigation
Appendix 11.02      Retained Litigation

                               Table of Contents
                                  (continued)

                                                                           Page
Attachment A        Disclosure Schedule

Exhibit A           Transition Services Agreement
Exhibit B           Store Leases Agreement
Exhibit C           Intentionally omitted
Exhibit D           HQ Lease Agreement
Exhibit E           Registration Agreement
Exhibit F           Access and Waiver Agreement
Exhibit G           Covenant Agreement
Exhibit H           Master Sublease
Exhibit I           Opinion of Davis Polk & Wardwell
Exhibit J           Opinion of Drinker Biddle & Reath LLP

                           STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of July 9, 2001 among CHARMING SHOPPES, INC., a Pennsylvania corporation ("Parent"), VENICE ACQUISITION CORPORATION, a Delaware corporation ("Buyer"), LFAS, INC., a Delaware corporation ("Seller"), and THE LIMITED, INC., a Delaware corporation ("The Limited").

                             W I T N E S S E T H:

     WHEREAS, Seller is the record and beneficial owner of the Shares (as herein defined); and

     WHEREAS, each of The Limited and Seller desires that Seller sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, in each case, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  Definitions

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any Subsidiary shall be considered an Affiliate of Seller or The Limited.

     "Audited Financial Statements" means the audited consolidated balance sheets of the Company and the Subsidiaries as of February 3, 2001 and January 29, 2000 (including the notes thereto), and the related consolidated statements of income and cash flows for the three fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, together with the reports thereon by PriceWaterhouseCoopers, LLP, independent accountants ("PriceWaterhouseCoopers").

     "Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as of February 3, 2001, including all notes thereto, included in Section 3.08 of the Disclosure Schedule.

     "Balance Sheet Date" means February 3, 2001.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by law to close.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Combined Tax" means any state, local or foreign income or franchise Tax with respect to which The Limited or any of its Affiliates files Returns on a consolidated, combined or unitary basis with the Company or any Subsidiary.

     "Common Stock" means the common stock, no par value per share, of the Company.

     "Company" means LBH, Inc., a Nevada corporation.

     "Disclosure Schedule" means the Disclosure Schedule attached as Attachment A to this Agreement.

     "Environmental Laws" means any and all Laws concerning or relating to the protection of the environment.

     "Federal Tax" means any Tax imposed under Subtitle A of the Code with respect to which the Company or any Subsidiary has filed or will file a Return with a member of the Limited Tax Group on a consolidated basis.

     "GAAP" means United States generally accepted accounting principles.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Tax" means (i) Federal Tax, (ii) Combined Tax, (iii) with respect to each state, local or foreign taxing jurisdiction, any income, franchise or similar tax payable to such state, local or foreign taxing jurisdiction in which the Company or any Subsidiary files a separate tax return,
(iv) personal property tax, and (v) sales and use tax other than sales tax collected by the Company or any Subsidiary from its customers.

     "Intellectual Property" means each material (1) fictitious business name, tradename, registered and unregistered trademark, service mark and related application, logo, brand name, slogan, trade dress, packaging, product design or configuration and the goodwill associated therewith, (2) patent, patent right and patent application, (3) copyright and copyright application in works, (4) internet domain name registration and related applications, (5) trade secret and
(6) computer software, in each case owned, used or held for use by or licensed or granted to the Company or any Subsidiary.

     "Knowledge of The Limited and Seller" or any other similar knowledge qualification in this Agreement means that (1) any director or officer of the Company or any Subsidiary, (2) any officer of The Limited or Seller who is reported to directly by any officer or employee of the Company or any Subsidiary, or (3) the Chief Financial Officer, the General Counsel or the Vice President Treasury, Mergers and Acquisitions of The Limited is actually aware of a fact or other matter.

     "Laws" means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, option, security interest, encumbrance or restriction of any kind in respect of, binding upon or applicable to such property or asset.

     "Limited Tax Group" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which The Limited is the common parent and, with respect to any Combined Tax, the applicable consolidated, combined or unitary group of which The Limited or any of its Affiliates is a member.

     "Material Adverse Effect" means a material adverse effect on the business, properties, assets, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as whole, except any such effect resulting from (1) this Agreement or the transactions specifically contemplated hereby, (2) changes or conditions in either the women's apparel sector or retail sector generally or (3) changes or conditions in economic, market, regulatory or political conditions generally.

     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Permits" means all governmental licenses, permits, certificates, consents, approvals, or other governmental authorizations owned or held by, granted to, or held for the benefit of, any Person.

     "Permitted Liens and Exceptions" means (1) Liens disclosed in the Disclosure Schedule; (2) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto; (3) Liens for Taxes, assessments and similar charges that are not yet due and payable; (4) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable; (5) Liens incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; or (6) other Liens that do not secure payment of indebtedness for borrowed money, capitalized leases or the deferred purchase price of property or services (other than accounts payable in the ordinary course) and that are not material.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Pre-Closing Tax Period" means (1) any Tax period ending on or before the Closing Date; and (2) with respect to a Straddle Period, the portion of such period ending on the Closing Date.

     "Reference Rate" means the rate per annum equal to the "Prime Rate" as published in The Wall Street Journal, Eastern Edition.

     "Shares" means 100 shares of Common Stock.

     "Straddle Period" means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Tax" means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever; including, but not limited to, withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a "Taxing Authority") and (2) any liability for the payment of any amount of the type described in the immediately preceding clause
(1) as a result of the Company or any Subsidiary being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date. For the avoidance of doubt, it is confirmed that the term "Tax" does not include any escheat liabilities or similar items under state unclaimed property laws.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law.

     "Transaction Documents" means this Agreement and any and all other agreements and documents required to be delivered by any party hereto prior to or at the Closing pursuant to this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:


         Term                                               Section
         Access and Waiver Agreement                          7.10
         Accounting Referee                                   8.02
         Adjustment Closing Date                              2.04
         Adjustment Price                                     2.04
         Adjustment Stock Consideration                       2.04
         Allocation Statement                                 8.02
         Banks                                                5.02
         Base Net Tangible Assets                             2.04
         Base Price                                           2.01
         Buyer                                              Preamble
         Calculation Date                                     2.04
         Cash Payment                                         2.01
         Claim                                               11.03
         Closing                                              2.02
         Closing Net Tangible Assets                          2.03
         Closing Price                                        2.01
         Closing Statement of Net Tangible Assets             2.03
         Commission                                           4.10
         Commission Reports                                   4.10
         Commitment Letter                                    4.05
         Company Account                                      3.20
         Company Proprietary Information                      7.16
         Company Securities                                   3.05
         Confidentiality Agreement                            6.02

         Term                                               Section
         Covenant Agreement                                   7.11
         Credit Card Litigation                               6.08
         Damages                                             11.02
         Database Services Agreement                          3.19
         Delinquent Payments                                  7.16
         Domain Names                                         3.19
         Facilities                                           5.04
         Final Net Tangible Assets                            2.04
         Financial Support Arrangements                       6.05
         HQ Lease                                             7.08
         Indemnified Party                                   11.03
         Indemnifying Party                                  11.03
         Key Trademark                                        3.19
         Large Size Women's Clothing                          5.04
         Lease                                                3.15
         Limited Confidentiality Agreement                    5.13
         Marks                                                3.19
         Mast                                                 5.08
         Master Sublease                                      7.12
         Other Taxes                                          8.02
         Parent                                             Preamble
         Parent Commission Reports                            4.10
         Parent Common Stock                                  2.01
         Parent Material Adverse Effect                       4.01
         Parent Shares                                        3.25
         Payment Date                                         6.06
         Post-Closing Invoices                                6.06
         Potential Contributor                               11.05
         Price Allocation                                     8.02
         Purchase Price                                       2.01
         Real Property                                        3.15
         Registration Agreement                               7.09
         Related Party Agreements                             3.13
         Renewal Leases                                       3.15
         Retained Landlord Claims                             7.16
         Retained Litigation                                 11.02
         Returns                                              8.01
         Section 338(h)(10) Election                          8.02
         Seller                                             Preamble
         Services Agreement                                   7.05
         Shelf Registration Statement                         6.10
         Stock Consideration                                  2.01
         Store Leases Agreement                               7.06
         Subsidiary Securities                                3.07

         Term                                               Section
         Survival Period                                     11.01
         Target Group                                         8.01
         Tax Allowance                                        8.04
         Tax Loss                                             8.04
         Termination Date                                    12.01
         The Limited                                        Preamble
         Third Party Claim                                   11.03
         Transfer Taxes                                       8.02
         Warranty Breach                                     11.02

                                   ARTICLE 2
                               Purchase and Sale

     Section 2.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer and Buyer shall purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the "Purchase Price") is (1) $280,000,000 in cash (the "Cash Payment") and (2) the Stock Consideration. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in this Section 2.01 and Section 2.04.

     (b) "Stock Consideration" means that number of shares of the common stock, par value $0.10 per share, of Parent (including the associated preferred stock purchase rights, the "Parent Common Stock") determined by dividing $55,000,000 by the Closing Price. "Closing Price" means the average closing price per share of the Parent Common Stock on the Nasdaq National Market for the five trading days ending on and including the second trading day prior to the Closing Date; provided that if such average closing price (1) exceeds 115% of the Base Price, the Closing Price will be deemed to be 115% of the Base Price or (2) is less than 85% of the Base Price, then the Closing Price will be deemed to be 85% of the Base Price. The "Base Price" means $6.168 per share.

     (c) Adjustments. If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustments of shares, any stock dividend or similar transaction with a record or effective date during such period, the Stock Consideration or Base Price, as applicable, shall be appropriately adjusted.

     Section 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction (or, to the extent permitted under law, waiver) of the conditions set forth in Article 10, or at such other time or place as Buyer and The Limited may agree. The Closing shall be deemed to occur at the closing of business on the Closing Date. At the
Closing:

     (a) Buyer shall deliver to Seller the Cash Payment in immediately available funds by wire transfer to an account of Seller designated by The Limited, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

     (b) Buyer shall deliver to Seller a certificate representing the Stock Consideration.

     (c) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     (d) The Limited, Seller, Parent and Buyer shall each deliver such other documents, instruments and agreements as are required to be delivered by such party at the Closing pursuant to this Agreement.

     Section 2.03. Closing Net Tangible Assets. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, The Limited will cause to be prepared and delivered to Buyer the Closing Statement of Net Tangible Assets (the "Closing Statement of Net Tangible Assets"). The Closing Statement of Net Tangible Assets will be accompanied by a certificate of the Chief Financial Officer of The Limited specifying that the Closing Statement of Net Tangible Assets was prepared in accordance with the provisions of this Section 2.03(a). The Closing Statement of Net Tangible Assets shall include only those categories of assets and liabilities and line items included in, and be in form consistent with, the Base Statement of Net Tangible Assets set forth in Appendix 2.03(a). The determination of the Closing Net Tangible Assets shall be made by applying the principles, policies and practices used in connection with the preparation of the relevant portions of the Balance Sheet, but shall be subject to the adjustments and clarifications set forth in Appendix 2.03(a). Except for those matters that, on their face, are not relevant to the Balance Sheet, The Limited and Seller hereby represent that the accounting principles, policies and practices set forth in Appendix 2.03(a) were used in connection with the preparation of the relevant portions of the Balance Sheet, except for gift certificates (as to which differences in accounting principles, policies and practices are set forth in Appendix 2.03(a)). "Closing Net Tangible Assets" means total tangible assets minus total liabilities of the Company and the Subsidiaries as shown on the Closing Statement of Net Tangible Assets, determined as set forth in this Section 2.03(a).

     (b) If Buyer disagrees with The Limited's calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.03(a), Buyer may, within 20 days after delivery of the certificate referred to in Section 2.03(a), deliver a notice to The Limited disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement of Net Tangible Assets delivered pursuant to Section 2.03(a). Notwithstanding anything in this Section 2.03 to the contrary, Buyer shall not contest any item for which the amount in disagreement is less than $50,000.

     (c)  If a notice of disagreement shall be duly delivered pursuant to
Section 2.03(b), Buyer and The Limited shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts of Closing Net Tangible Assets, which amount shall not be more than the amount thereof shown in The Limited's calculations delivered pursuant to Section 2.03(a) nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.03(b). If, during such period, Buyer and The Limited are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and The Limited (who shall not have any material relationship with Buyer or The Limited), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Net Tangible Assets. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Net Tangible Assets as to which Buyer has disagreed. Such independent accountants shall deliver to Buyer and The Limited, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by The Limited if the difference between the Final Net Tangible Assets and The Limited's calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.03(a) is greater than the difference between the Final Net Tangible Assets and Buyer's calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.03(b), by Buyer if the first such difference is less than the second such difference and otherwise equally by Buyer and The Limited.

     (d) Buyer and The Limited agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement of Net Tangible Assets and the calculation of the Closing Net Tangible Assets and in the conduct of the audits or reviews referred to in Section 2.03(c), including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     Section 2.04. Adjustment To Purchase Price. (a) If Base Net Tangible
Assets exceeds Final Net Tangible Assets, The Limited shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in
Section 2.04(b), the amount of such excess. If Final Net Tangible Assets exceeds Base Net Tangible Assets, Buyer shall pay to The Limited, in the manner and with interest as provided in Section 2.04(b), the amount of such excess. "Base Net Tangible Assets" means $141,000,000. "Final Net Tangible Assets" means Closing Net Tangible Assets as shown in The Limited's calculation delivered pursuant to
Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or if such a notice of disagreement is delivered, as agreed by Buyer and The Limited pursuant to Section 2.03(c) or in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.03(c); provided that, in no event shall

Final Net Tangible Assets be more than The Limited's calculation of Closing Net Tangible Assets delivered pursuant to Section 2.03(a) or less than Buyer's calculation of Closing Net Tangible Assets delivered pursuant to Section 2.03(b).

     (b) Any payment made by The Limited pursuant to Section 2.04(a) shall be made at a mutually convenient time and place within five days after such calculation has been determined (the "Calculation Date") by delivery by The Limited in immediately available funds by wire transfer to an account of Buyer or by causing such payment to be credited to such account of Buyer as may be designated by Buyer. Any payment made by Buyer pursuant to Section 2.04(a) shall be paid in the form of Adjustment Stock Consideration, with such other documents as set forth in Section 2.04(d), delivered to The Limited at a mutually convenient time and place within five days (the "Adjustment Closing Date") after the Calculation Date. Any amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     (c) "Adjustment Stock Consideration" means the number of shares of Parent Common Stock determined by dividing (1) the amount of the payment to be made by Buyer to The Limited pursuant to this Section 2.04 by (2) the Adjustment Price. "Adjustment Price" means the average closing price per share of the Parent Common Stock on the Nasdaq National Market for the five trading days ending on and including the second trading day prior to the Adjustment Closing Date. If, after the date hereof but prior to such date, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or similar transaction with a record or effective date prior to the Adjustment Closing Date, the Adjustment Stock Consideration or Adjustment Price, as applicable, shall be appropriately adjusted.

     (d) To the extent that any payment pursuant to Section 2.04 is required to be made in Parent Common Stock, on the Adjustment Closing Date, (i) Buyer shall deliver to The Limited (1) a certificate representing the shares of Parent Common Stock constituting the Adjustment Stock Consideration, (2) a certificate signed by an executive officer of Parent stating that the representations contained in Section 4.12 hereof are accurate as of the Adjustment Closing Date, substituting the words "Adjustment Stock Consideration" for "Stock Consideration", and (3) evidence that the shares of Parent Common Stock constituting the Adjustment Stock Consideration have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance and (ii) from and after such date, for all purposes of this Agreement the term "Stock Consideration" shall automatically be deemed amended to include the Adjustment Stock Consideration.

     Section 2.05. Additional Understanding. It is understood and agreed that the establishment of $141,000,000 as the amount of Base Net Tangible Assets (i) was a negotiated result to establish the base from which any adjustment to the Purchase Price is to be calculated, (ii) differs from the amount that would be calculated simply by adding the amounts shown on the Base Statement of Net Tangible Assets included in Appendix 2.03(a) and, therefore, (iii) will not influence or affect in any respect the calculation of Closing Net Tangible Assets.

     Section 2.06. No Fractional Shares. Parent shall not be obligated to issue fractional shares of Parent Common Stock pursuant to this Article 2. Instead, all fractional shares of Parent Common Stock that Seller would otherwise be entitled to receive pursuant to this Article 2 shall be rounded up or down, as appropriate, to the nearest whole number of shares.

                                   ARTICLE 3
            Representations and Warranties of The Limited and Seller

     The Limited and Seller represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing, that, except as set forth on the Disclosure Schedule attached hereto:

     Section 3.01. Corporate Existence and Power. Each of The Limited, Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority, and all material Permits, required to carry on its business as now conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction identified in Section 3.01 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by each of The Limited and Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of each of The Limited and Seller and have been duly authorized by all necessary corporate action on the part of The Limited and Seller. To the extent a party thereto, each of the Transaction Documents constitutes the legal, valid and binding obligation of The Limited and Seller, as applicable, and is enforceable against each of The Limited and Seller, as applicable, in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers, and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

     Section 3.03. Governmental Authorization. To the extent a party thereto, the execution, delivery and performance by The Limited and Seller, as applicable, of each of the Transaction Documents and the consummation of the transactions contemplated thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than: (1) compliance with any applicable requirements of the HSR Act; and (2) compliance with any applicable requirements of the 1933 Act and the 1934 Act.

     Section 3.04. Noncontravention. The execution, delivery and performance by The Limited and Seller, as applicable, of any of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of The Limited or Seller, or the Company or any Subsidiary, (2) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to The Limited or Seller, or the Company or any Subsidiary, (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of The Limited or Seller, or the Company or any Subsidiary, or to a loss of any benefit to which The Limited or Seller, or the Company or any Subsidiary is entitled, under any provision of any agreement, contract or other instrument to which The Limited or Seller, or the Company or any Subsidiary is a party or by which any of them or their respective properties or assets is bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Company, any Subsidiary or any of their respective properties or assets, except for any such default, termination, cancellation, acceleration or loss that would not be material, or
(4) result in, require or permit the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company, any Subsidiary, any of their respective properties or assets or the Shares.

     Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 2,500 shares of Common Stock, of which 100 shares are issued and outstanding (which 100 issued and outstanding shares constitute all of the Shares).

     (b) The Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with all securities and other Laws. Except for the Shares, there are no (1) outstanding shares of capital stock or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, (3) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of the Company, or (4) stock appreciation rights or similar rights or securities of the Company (the items in clauses (1), (2), (3) and (4) being referred to collectively as the "Company Securities"). There are no outstanding obligations of The Limited, Seller, the Company, any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any Company Securities. Except for this Agreement, there are no agreements or other instruments relating to the issuance, sale or transfer of the Shares or any Company Securities.

     Section 3.06. Ownership and Transfer of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Lien. Subject to compliance with the matters referred to in Section 3.03, Seller has the absolute right, authority and power to sell, assign and transfer the Shares to Buyer free and clear of any Lien. Upon delivery to Buyer of the certificate for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, free and clear of any Lien, other than as a result of any action by Parent or any of its Affiliates.

     Section 3.07. Subsidiaries. (a) The Company has four Subsidiaries. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority, and all material Permits required to carry on its business as now conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. The name and jurisdiction of incorporation of each Subsidiary is identified in Section 3.07 of the Disclosure Schedule. Each subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction identified in Section
3.07 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect.

     (b) All of the outstanding capital stock and other securities of each Subsidiary, and the record and beneficial owners thereof, is set forth in
Section 3.07 of the Disclosure Schedule. All such shares of capital stock or voting securities are owned free and clear of any Lien. Except for the outstanding shares of capital stock of each Subsidiary identified in Section
3.07 of the Disclosure Schedule, there are no (1) outstanding shares of capital stock or other securities of any Subsidiary, (2) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other securities of any Subsidiary, (3) options or other rights to acquire from the Company or any

Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of any Subsidiary or (4) stock appreciation rights or similar rights or securities of any Subsidiary (the items in clauses (1), (2), (3) and (4) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no agreements or other instruments relating to the issuance, sale or transfer of any Subsidiary Securities. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other Laws.

     (c) Neither the Company nor any Subsidiary directly or indirectly owns, controls or has any investment or other interest in any corporation, partnership, joint venture, business trust or other Person (or has any obligation or express contractual right to acquire any such investment or other interest) and neither the Company nor any Subsidiary has agreed, contingently or otherwise, (1) to share any of its profits with any Person, (2) other than in ordinary course commercial transactions, to share any losses, costs or liabilities of any Person or (3) to guaranty the obligations of any Person other than the Company or any Subsidiary.

     Section 3.08. Financial Statements. The Audited Financial Statements fairly present in all material respects the consolidated financial condition, cash flows and results of operations of the Company and the Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, as consistently applied by the Company. The Balance Sheet reflects in all material respects all liabilities of the Company and its Subsidiaries, whether absolute, accrued or contingent, as of the date thereof which are required to be accrued or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP, as consistently applied by the Company.

     Section 3.09. Accounts Receivable. All accounts and notes receivable of the Company and each Subsidiary represent valid obligations from sales made or services rendered in the ordinary course of business and are not subject to any right of set-off or any agreements or understandings (oral or written) that would permit any payor to reduce or satisfy any portion of an obligation by return of goods or any means other than the payment of cash in the face amount thereof.

     Section 3.10. Inventory. Subject to any reserve therefor included in the Balance Sheet, at the Balance Sheet Date, all inventories of the Company and its Subsidiaries (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Company consistent with past practices and were in quantities sufficient for the normal operation of the business of the Company in accordance with past practices. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Company (which is the lower of average cost or market) and in accordance with GAAP, as consistently applied by the Company. Since the Balance Sheet Date, the Company has continued to replenish its inventory and to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

     Section 3.11. Absence of Certain Changes. Except as set forth in Section
3.11 of the Disclosure Schedule and except as expressly contemplated by the Transaction Documents, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence or development which has had or is reasonably likely to have a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or by any Subsidiary to any Person other than a Subsidiary or the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company, any Subsidiary or any other entity;

          (iii) any amendment of any term of any outstanding security of the Company or any Subsidiary;

          (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

          (v) any making of any loan, advance or capital contributions to or investment in any Person by the Company or any Subsidiary other than loans, advances or capital contributions to a Subsidiary or investments made in a Subsidiary in the ordinary course of business consistent with past practice and other than travel, relocation and similar advances to employees in the ordinary course of business and in an amount less than $25,000 for any employee;

          (vi) any change in any method of accounting or accounting practice by the Company or any Subsidiary (except for any such change required by reason of a concurrent change in required GAAP), or any change in any of the principles underlying, or methods of calculating, any bad debt, contingency or other reserve;

          (vii) any (1) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (2) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or
     (3) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary;

          (viii) any adoption of or change in any Employee Plan or Benefit Arrangement maintained by the Company or any Subsidiary or any compensation or labor policy;

          (ix) any entry into, material amendment, termination or receipt of notice of termination of any Lease of Real Property or any other agreement or commitment required to be disclosed in Section 3.12 of the Disclosure Schedule;

          (x) any sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease or other disposition of any material asset or property of the Company or any Subsidiary or imposition of any Lien on any material asset or property of the Company or any Subsidiary;

          (xi) any write-down or write-off of the value of any material asset except for write-downs or write-offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

          (xii) any other material transaction or commitment made, or any material contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business, other than transactions and commitments in the ordinary course of business and those contemplated by any of the Transaction Documents; or

          (xiii) any agreement, whether or not in writing, to do any of the foregoing by the Company or any Subsidiary.

     Section 3.12. Material Contracts. (a) Except as expressly provided by any of the Transaction Documents, none of the Company nor any Subsidiary has or is bound by:

          (i) any agreement, indenture or other instrument relating to the borrowing of money (other than any such agreement with The Limited or any of its Affiliates), other than in connection with the issuance of letters of credit in the ordinary course of business;

          (ii) any agreement, license, contract or commitment pursuant to which any trade secret, confidential or other proprietary information, or any customer information of the Company or any Subsidiary may be transferred, disclosed to or used by any third party;

          (iii) any agreement, contract or commitment, or group of related agreements, contracts or commitments, relating to a single capital expenditure of greater than $250,000;

          (iv) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel, relocation and similar advances to employees in the ordinary course of business and in an amount less than $25,000 for any employee;

          (v) any guarantee or other contingent liability in respect of any indebtedness or obligations of any Person (other than in connection with relocation of employees in the ordinary course of business and in an amount less than $25,000 for any employee or the endorsement of negotiable instruments for collection in the ordinary course of business);

          (vi) any management service, sales agency, sales representative, distributorship or any other similar type contract, except for any such agreements with The Limited or any of its Affiliates;

          (vii) any agreement, contract or commitment limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person except for customary exclusives and restrictions as may be contained in leases or other occupancy contracts that relate to a certain shopping center and not the business generally;

          (viii) except for contracts, agreements, purchase orders or other commitments of a type referred to in any of the other clauses of this
     Section 3.12, any contract, agreement, purchase order or other commitment, or related group of contracts, agreements, purchase orders or other commitments involving the performance of services or delivery of goods or materials, other than inventory, by or to the Company or any Subsidiary of an aggregate amount in excess of $250,000;

          (ix) any contract, agreement or commitment to which the Company or any Subsidiary is a party or is otherwise bound (other than customary "percentage rent" provisions contained in Leases for Real Property) providing for payments to or by any person or entity based on sales, purchases or profits, other than direct payments for goods;

          (x) any contract, agreement or commitment to which Seller, the Company or any Subsidiary is a party or is otherwise bound providing for change in control, severance, retention or related payments and/or benefits to directors, officers or employees of the Company or any Subsidiary; or

          (xi) any other material contract, agreement or commitment, to which the Company or any Subsidiary is a party or by which any of them or their assets are otherwise bound which is entered into outside the ordinary course of business of a type that is not referred to in any of the other clauses of this Section 3.12.

     The Limited has furnished or made available to Buyer true and complete copies of each agreement, lease, plan or other document required to be disclosed in Section 3.12 of the Disclosure Schedule.

     (b) Each material contract, agreement or commitment to which the Company or any Subsidiary is a party or by which they or their assets are bound (including each agreement or contract required to be disclosed pursuant to this Agreement) was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies, and to the Knowledge of The Limited and Seller, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder which would singly or in the aggregate constitute (or be reasonably likely to constitute) a Material Adverse Effect. None of the Company or any Subsidiary is now in violation of any of the terms or conditions of any material contract or agreement to which it is a party that would give the other party thereto the right to terminate, or charge any penalty or increased payment under, such contract or agreement, subject to all rights to cure under such contract or agreement, and, to the Knowledge of The Limited and Seller, all of the covenants to be performed by any other party thereto have been fully performed.

     Section 3.13. Certain Related Party Contracts. Except as contemplated by any Transaction Document, there are no agreements, contracts, commitments or understandings (whether written or oral) by and between The Limited or its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, including, without limitation, any such agreements, contracts, commitments or understandings pursuant to which The Limited or such Affiliate provides or receives any information, assets, properties, support or other services to or from the Company or any Subsidiary (including, but not limited to accounting, tax, data processing, information technology and legal services) (collectively, "Related Party Agreements").

     Section 3.14. Litigation. Except for the Retained Litigation, there are no claims, actions, suits, investigations or proceedings (arbitration or otherwise) pending against, or to the Knowledge of The Limited and Seller, threatened against or affecting, the Company or any Subsidiary, or any of their respective properties or assets, or, to the extent relating to the Company or any Subsidiary or any of their respective properties or assets or to the transactions contemplated by the Transaction Documents, The Limited or any of its Affiliates, before any court or arbitrator or any governmental body, agency or official where there is a reasonable possibility of a judgment adverse to the Company or any Subsidiary which would result in the Company or any Subsidiary suffering damages in excess of $25,000 or in any material injunctive or equitable relief. As of the date hereof, there are no claims, actions, suits, investigations (arbitration or otherwise) pending against, or to the Knowledge of The Limited and Seller, threatened, against the Company or any Subsidiary, The Limited or Seller, or any of their Affiliates, before any court or arbitrator or any governmental body or agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. To the Knowledge of The Limited and Seller, there are no facts which could reasonably serve as a basis for any claim, action, suit, investigation or proceeding which could be reasonably likely to cause a Material Adverse Effect, or which could in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There are no material unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their businesses, properties or assets.

     Section 3.15. Properties. (a) Section 3.15 of the Disclosure Schedule correctly lists each parcel of real property leased or subleased (including the real property to be subleased under the Master Sublease) by the Company or any Subsidiary (the "Real Property"). The Company and its Subsidiaries do not own any Real Property in fee simple.

     (b) Section 3.15 of the Disclosure Schedule contains (1) as of the date hereof, a complete and accurate list of every lease of Real Property, together with all amendments and modifications thereto and each agreement (written or oral) that affects the rights of any party to such leases (each, a "Lease"), and
(2) as of the date hereof, a complete and accurate list of each Lease which by its terms expires on or before January 31, 2002 (the "Renewal Leases"). Each Lease is in full force and effect and, as of the date hereof, has not been modified by any agreement (written or oral); has not been assigned, transferred or hypothecated by the tenant thereunder; all material amounts due and payable as rent or additional rent (including any percentage rents) due under each such Lease have been paid in full (except that routine reconciliations of typical lease charges such as taxes, common area maintenance payments, insurance and the like may still be owed for prior years if such amounts have not been billed by landlords or are in the routine process of payment on the date hereof); in each case the lessee has been in peaceable possession since the commencement of the original term of such Lease and no material waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default under such Lease which would give the lessor the right to terminate the Lease, charge any increased rent or require any penalty or similar payment, subject to all rights to cure under such Lease. Neither the Company, any Subsidiary nor any party leasing Real Property for the benefit of the Company or any Subsidiary has violated any of the terms or conditions under any such Lease in any material respect, and, to the Knowledge of The Limited and Seller, all of the covenants to be performed by any other party under any such Lease have been fully performed. The Company and its Subsidiaries have adequate rights of ingress and egress and adequate electric, light, telephone and water utilities with respect to all Real Property for operation of the business of the Company and its Subsidiaries in the ordinary course and consistent in all material respects with past practice and with the business plans of the Company and its Subsidiaries as in effect on the date hereof. No condemnation proceeding or other litigation is pending or, to the Knowledge of The Limited and Seller, threatened which would preclude or impair the use of any such Real Property by the Company and its Subsidiaries for the purposes for which it is currently used or proposed to be used. To the Knowledge of The Limited and Seller, the buildings and structures in which the premises leased pursuant to a Lease are situated are structurally sound with no known material defects that are not being addressed in the ordinary course by the Company or its Subsidiaries (either directly or through The Limited and its Affiliates or the relevant landlord) and are in good operating condition and repair (except for repairs being undertaken in the ordinary course by the Company or its Subsidiaries (either directly or through The Limited and its Affiliates) or the relevant landlord) in each case to the extent necessary for the continued operation of the business of the Company and its Subsidiaries, in all material respects consistent with past practice. The Company and its Subsidiaries (directly or through The Limited and its Affiliates) maintain store maintenance programs that are consistent with sound business practices.

     Section 3.16. Licenses and Permits. Section 3.16 of the Disclosure Schedule correctly sets forth all material Permits necessary for the operation of the business of the Company and its Subsidiaries in the same manner in all material respects as such business is being conducted as of the date hereof. Neither the Company nor any Subsidiary is in default in any material respect or material noncompliance under any of such Permits.

     Section 3.17. Environmental Matters. (a) No written notice, request for information, order, complaint or penalty has been received by The Limited or any of its Affiliates, the Company or any Subsidiary within the two years preceding the date hereof or as to matters that have not been resolved, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of The Limited and Seller, threatened which allege a violation of any Environmental Law, in each case relating to the Company or any Subsidiary or any property formerly or currently owned, leased or operated by the Company or any Subsidiary and arising out of any Environmental Law;

     (b) The Company and each Subsidiary, any property currently owned or operated by the Company or any Subsidiary and, to the Knowledge of The Limited and Seller, any property currently leased by the Company or any Subsidiary, have in full force and effect all material Permits necessary for their operations to comply with all applicable Environmental Laws and are, and during the last five years have been, in material compliance with the terms of such Permits and with all other applicable Environmental Laws; and

     (c) There has been no environmental audit, investigation, report, sampling report, remediation report or other related report conducted within the past ten years by or on behalf of The Limited, Seller, the Company or any Subsidiary or, to the Knowledge of The Limited and Seller, by any governmental agency or other third party of or related to the environmental condition of any property formerly or currently owned, leased or operated by the Company or any Subsidiary which has not been delivered or made available to Buyer prior to the date hereof and listed on Section 3.17 of the Disclosure Schedule.

     Section 3.18. Compliance with Laws and Court Orders. The Company and each Subsidiary are, and at all times since January 1, 2000 have been, in compliance in all material respects with all applicable Laws, and neither the Company nor any Subsidiary has any basis to expect any notice, order or other written communication from any governmental agency or instrumentality thereof alleging any actual or potential material violation of or failure to comply with any Law.

     Section 3.19. Intellectual Property. (a) Section 3.19 of the Disclosure Schedule sets forth each material (1) registered trademark, service mark and related application (the "Marks"), (2) internet domain name registration and related application (the "Domain Names") and (3) license and permit issued or granted by any Person relating to any of the foregoing; in each case owned, leased, used or held by, granted to or licensed by the Company or any Subsidiary as either licensor or licensee, together with all other interests therein granted by the Company or any Subsidiary to any other Person and all agreements, including but not limited to Liens, consents and coexistence or settlement agreements, with respect to any of the foregoing to which the Company or any Subsidiary is a party. The Company or one of its Subsidiaries are the sole owners of or have the exclusive perpetual right to use without consideration, all Intellectual Property, free and clear of any Lien. None of the Marks are abandoned and all Marks are subsisting. The Intellectual Property is sufficient for the continued conduct of the respective businesses of the Company and the Subsidiaries after the Closing in the same manner as such businesses were conducted prior to the Closing in all material respects. Neither the Company nor any Subsidiary has granted or licensed to any Person any rights with respect to any Intellectual Property or other proprietary information of the Company or its Subsidiaries and no other Person has any material rights in or to any Intellectual Property or other proprietary information of the Company or its Subsidiaries (including, without limitation, any rights to exploit in any manner any of such Intellectual Property, including but not limited to, through marketing or distributing goods or services under any of the Marks). The rights of the Company and the Subsidiaries in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby.

     (b) The list of Marks set forth in Section 3.19 of the Disclosure Schedule sets forth: (1) the name of the owner of the Mark; (2) the jurisdictions by or in which such Mark has been issued or registered or in which an application for such issuance or registration has been filed, (3) the registration or application numbers, (4) the next action deadline and (5) a list of all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any other Person is authorized to use any Mark. None of the Intellectual Property is the subject of any outstanding judgment, legal action, proceeding, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. To the Knowledge of The Limited and Seller, no Intellectual Property has been infringed, or challenged, or made the subject of an adverse claim or threatened in any way. None of the Intellectual Property nor any services or products manufactured, rendered or sold by the Company or any Subsidiary under or incorporating the Intellectual Property infringe or violate, or, to the Knowledge of The Limited and Seller, are alleged to materially infringe or violate any trademark, patent, copyright, or other proprietary right of any Person, including but not limited to any domain registrations, and neither the Company nor any Subsidiary has received any notice of such infringement or alleged infringement, violation or proceeding of any nature, whether judicial, arbitral or otherwise, relating to any of the Intellectual Property. Under any license, sublicense or other agreement as to which the Company or any Subsidiary is a party and pursuant to which any other Person is authorized to use any Key Trademark, each such Person authorized under any such license, sublicense or agreement is a "related company" (as such term is defined under Sections 5 and 45 of the Trademark Act of 1946, as amended), and the Company and its Subsidiaries, to the extent a party to such license, sublicense or agreement, have at all times overseen such Person's use of the Key Trademark and the nature and quality of the goods and services offered under such Key Trademark and no such Key Trademark has been used in a manner that is "deceptive" (as such term is used under Section 5 of the Trademark Act of 1946, as amended). As used herein, "Key Trademark" means "Lane Bryant," "Venezia" and "Cacique" and any logos with respect to the foregoing.

     (c) Except as would not be material, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of Intellectual Property on behalf of the Company or any of its Subsidiaries either (1) have been part of a "work-for-hire" arrangement or agreement with the Company or any of its Subsidiaries, in accordance with applicable federal and state law, that has accorded to the Company or any of its Subsidiaries, full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Company or any of its Subsidiaries as assignee(s) that have conveyed to the Company or any of its Subsidiaries full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

     (d) Neither The Limited or any of its Affiliates, nor the Company or any of its Subsidiaries, has, by agreement (written or oral), course of conduct or otherwise, waived, modified or terminated any material rights in favor of the Company or any of its Subsidiaries set forth in the Trademark License Agreement dated August 20, 1993, as amended on December 9, 1996, February 18, 1998 and July 9, 2001, among Lanco, Inc., Lernco, Inc., Limited Stores, Inc., Lane Bryant, Inc., Lane Bryant Direct, Inc. and Lerner Direct, Inc., the Electronic Media Trademark License Agreement dated August 20, 1993 among Lanco, Inc., Lernco, Inc., Limited Stores, Inc., Lane Bryant, Inc., Lane Bryant Direct, Inc. and Lerner Direct, Inc. or the Consumer Marketing Database Services Agreement among ADS Alliance Data Systems, Inc., Intimate Brands, Inc. and The Limited, Inc. dated September 1, 2000 (the "Database Services Agreement").

     Section 3.20. Personal Property; Bank Accounts. (a) The Company and each Subsidiary have good and marketable title to all of the material properties and assets used by Company and each Subsidiary in the conduct of their respective businesses (not including real property) free and clear of any Lien other than Permitted Liens and Exceptions, and all material properties and assets owned or leased by the Company or any Subsidiary are in the possession or under the control of the Company or a Subsidiary and are, in the aggregate, in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the business of such entity. Together with the services to be provided under the Services Agreement, the properties and assets of the Company and the Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     (b) Section 3.20 of the Disclosure Schedule contains a complete and accurate list of each bank, checking, money market, investment or similar account, excluding individual store deposit accounts (each, a "Company Account"), owned by or used for the business and operations of the Company and its Subsidiaries and each individual authorized to have access to and make transactions under each Company Account.

     Section 3.21. Suppliers. Section 3.21 of the Disclosure Schedule lists (a) the names of the twenty suppliers and vendors from whom the Company and the

Subsidiaries made the most purchases during the most recently completed fiscal year and the aggregate expenditures attributable to each in such year and (b) each outstanding purchase order commitment to purchase inventory with any supplier or vendor that is outstanding as of the second Business Day prior to the date hereof, the products subject to such purchase order and the applicable
supplier or vendor.   To the Knowledge of The Limited and Seller, the Company
and each Subsidiary enjoys good working relationships under all arrangements and agreements with their current suppliers (including each of the suppliers listed in clause (a) of this Section) sufficient to the normal operation of their businesses.

     Section 3.22. Labor Matters. (a) No application or petition for certification of a collective bargaining agent is pending and none of the employees of the Company or any Subsidiary is represented by any union or other bargaining representative; (b) since January 1, 2000, no union has attempted to organize any group of the Company's or any Subsidiary's employees, and, to the Knowledge of The Limited and Seller, no group of the Company's or any Subsidiary's employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (c) since January 1, 2000, there has not been and there is not currently pending any material labor arbitration or proceeding in respect of the grievance of any employee, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or material work stoppage by any employees at any facility of the Company or any Subsidiary, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition.

     Section 3.23. Books and Records. True, complete and correct copies of the certificates or articles of incorporation and bylaws of the Company and each Subsidiary (or other comparable organizational documents) have been delivered or made available to Buyer and such documents, in the form delivered to Buyer, are in full force and effect as of the date hereof. The minute books of the Company and each Subsidiary contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors and each committee of the boards of directors of the Company and the Subsidiaries and no meetings or actions of such shareholders or of any such board of directors or committee have been held for which minutes or other appropriate records have not been prepared and included in such minute books. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer. The books and records of the Company and each Subsidiary have been maintained in accordance with sound business practices. The Company and each Subsidiary maintains internal accounting controls which, in its reasonable judgment, provide reasonable assurance that:
(a) transactions are executed in accordance with management's authorization; and
(b) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets.

     Section 3.24. Finders' Fees. Except for Lazard Freres & Co., LLC, whose fees will be paid by The Limited, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, The Limited, the Company or any Subsidiary which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.25. Securities Matters. (a) The Limited and Seller acknowledge that the shares of Stock Consideration and the shares of Adjustment Stock Consideration if any (the "Parent Shares") have not been registered under the 1933 Act, on the grounds that the issuance thereof to Seller in connection with the transactions contemplated in this Agreement is exempt from registration pursuant to Section 4(2) of the 1933 Act, and that the reliance of Parent on such exemption is predicated in part on the acknowledgements, representations and warranties set forth in this Section 3.25. Any references to the Adjustment Stock Consideration in this Section 3.25 are included for the convenience of the parties and are not intended to limit the general applicability of Section 2.04(d)(ii).

     (b) The Parent Shares will be acquired by Seller for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the 1933 Act.

     (c) The Limited and Seller: (1) acknowledge that the Parent Shares to be issued to Seller are not registered under the 1933 Act and may not be transferred unless the Parent Shares are subsequently registered under the 1933 Act or an exemption from registration is available, and (2) are aware that Parent is not obligated to register any sale, transfer or other disposition of the Parent Shares except as contemplated by this Agreement.

     (d) Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Parent Shares and is capable of bearing the economic risks of such investment.

     (e) The Limited and Seller acknowledge that the certificates representing the Parent Shares will contain restrictive legends noting the restrictions on transfer described in this Section 3.25 and in Section 5.10 and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Parent's stock transfer agent. It is understood that such legends and "stop-transfer" instructions will be removed at the time and to the extent the Parent Shares are registered under the 1933 Act.

     (f) The Limited and Seller are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of securities such as the Parent Shares as contemplated hereunder. The Limited and Seller have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. The Limited and Seller acknowledge that Parent and its Affiliates have given The Limited and Seller access to key employees, documents and facilities of Parent and its subsidiaries. The Limited and Seller will undertake prior to Closing such further investigation and request such additional documents and information as they deem necessary. The Limited and Seller agree to accept the Stock Consideration in the condition it is in on the Closing Date, and the Adjustment Stock Consideration in the condition it is in on the Adjustment Closing Date, based upon their own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to Parent or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, The Limited and Seller acknowledge that Parent and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to The Limited and Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its subsidiaries or the future business and operations of Parent and its subsidiaries or any other information or documents made available to The Limited, Seller or their counsel, accountants or advisors with respect to Parent and its subsidiaries or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

     Section 3.26. Guarantees. Appendix 6.05 sets forth a complete and accurate list of each Financial Support Arrangement. The Limited has furnished Parent and Buyer with true and correct copies of each such Financial Support Arrangement.

                                   ARTICLE 4
              Representations and Warranties of Parent and Buyer

     Parent and Buyer each represent and warrant to The Limited and Seller, as of the date hereof and as of the Closing, that:

     Section 4.01. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority, and all material Permits, required to carry on its business as now conducted, to own and lease assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership of or leasing of assets or properties or the nature of its activities requires such qualification, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have a material adverse effect on the business, properties, assets, results of operations, prospects or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, except any such effect resulting from (1) this Agreement or the transactions specifically contemplated hereby, (2) changes or conditions in either the women's apparel sector or retail sector generally or (3) changes or conditions arising from economic, market, regulatory or political conditions generally (a "Parent Material Adverse Effect"). Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is a wholly-owned subsidiary of Parent and was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated hereby. As used in this Article 4 the term "subsidiary" shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Parent.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of each of Parent and Buyer and have been duly authorized by all necessary corporate action on the part of Parent and Buyer. To the extent a party thereto, each of the Transaction Documents constitutes the legal, valid and binding obligation of Parent and Buyer, as applicable, and is enforceable against each of Parent and Buyer, as applicable, in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers, and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 4.03. Governmental Authorization. To the extent a party thereto, the execution, delivery and performance by Parent and Buyer, as applicable, of each of the Transaction Documents and the consummation of the transactions contemplated thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than (1) compliance with any applicable requirements of the HSR Act; (2) compliance with any applicable requirements of the 1933 Act and the 1934 Act; and (3) any required filings with or approvals from The Nasdaq National Market.

     Section 4.04. Noncontravention. The execution, delivery and performance by Parent and Buyer, as applicable, of any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of Parent or Buyer, (2) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Buyer, or (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer, or to a loss of any benefit to which Parent or Buyer is entitled under any provision of any agreement, contract or other instrument to which Parent or Buyer is a party or by which either of them or their respective properties or assets is bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to any of their respective properties or assets except for any such default, termination, cancellation, acceleration or loss that would not be material.

     Section 4.05. Financing. Parent has received the commitment letter dated May 31, 2001 from the signatories thereto, a true and correct copy of which is set forth in Appendix 4.05 (the "Commitment Letter"). Upon satisfaction of the conditions precedent set forth in the Commitment Letter, Buyer will have prior to the Closing sufficient cash, available lines of credit or other sources of immediately available funds necessary to enable it to make the Cash Payment at Closing. Parent has no reason to believe that any of the conditions precedent set forth in the Commitment Letter will not be satisfied prior to Closing.

     Section 4.06. Purchase and Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     Section 4.07. Litigation; Compliance with Laws. Except as disclosed in the Parent Commission Reports, there are no claims, actions, suits, investigations or proceedings (arbitration or otherwise) pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any subsidiary of Parent, any of their respective properties or assets, or the transactions contemplated by the Transaction Documents before any court or arbitrator or any governmental body, agency or official where there is a reasonable possibility of a judgment adverse to Parent or its subsidiaries which would result in a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. To the knowledge of Parent, there are no facts which could reasonably serve as a basis for any such claim, action, suit, investigation or proceeding. There are no material unsatisfied judgments, penalties or awards against or affecting Parent or any subsidiary or any of their businesses, properties or assets. Parent and its subsidiaries are in compliance in all material respects with all applicable Laws, and neither Parent nor any subsidiary of Parent has any basis to expect any notice, order or other written communication from any governmental agency or instrumentality thereof alleging any actual or potential material violation of or failure to comply with any Law.

     Section 4.08. Finders' Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from The Limited or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.09. Inspections; No Other Representations. Parent and Buyer are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder. Parent and Buyer have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Buyer and Parent acknowledge that The Limited and its Affiliates have given Parent and Buyer access to key employees, documents and facilities of the Company and its Subsidiaries and, to the extent related to the Company or any Subsidiary, The Limited and its Affiliates. Parent and Buyer will undertake prior to Closing such further investigation and request such additional documents and information as they deem necessary. Buyer and Parent agree to accept the Shares and the Company in the condition they are in on the Closing Date based upon their own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to The Limited or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Parent and Buyer acknowledge that The Limited and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Parent or Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or any other information or documents made available to Buyer, Parent or their counsel, accountants or advisors with respect to the Company, its Subsidiaries, The Limited, any of The Limited's Affiliates or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

     Section 4.10. Commission Reports; Financial Information. (a) Since January 1, 2000, Parent has filed with the Securities and Exchange Commission (the "Commission") all forms, statements, reports and documents required to be filed by it under each of the 1933 Act and the 1934 Act (collectively, the "Parent Commission Reports"). The Parent Commission Reports have been made available to The Limited and Seller. The Parent Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the financial statements (including, in each case, any related notes) contained in the Parent Commission Reports complied as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the Commission) and include all adjustments, consisting only of normal accounting adjustments, that the Parent reasonably considers necessary for a fair presentation of its financial position at the respective dates and the results of its operations and cash flows for the periods indicated. Except as disclosed in the Parent Commission Reports filed with the Commission prior to the date hereof, since February 3, 2001, taking into account the cumulative effect of all developments and events since such date, there has not been any development or event that has had a Parent Material Adverse Effect.

     Section 4.11. Capitalization. The authorized capital stock of the Parent as of the date hereof consists of 300,000,000 shares of common stock, $0.10 par value per share, of which 102,042,492 shares were outstanding on April 27, 2001, and 1,000,000 shares of preferred stock, $1.00 par value per share, of which 500,000 shares have been designated as Series A Junior Participating Preferred Shares, none of which are outstanding. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws concerning the issuance of securities.

     Section 4.12. Valid Issuance of Stock Consideration. The shares of Stock Consideration, when issued in accordance with this Agreement, (a) will be duly authorized, validly issued, fully paid and non-assessable, and (b) will be free of any Liens other than as a result of any action by The Limited or its Affiliates; provided, however, that the shares of Stock Consideration may be subject to restrictions on transfer under applicable securities laws, under this Agreement or under other Transaction Documents. The issuance of the shares of Stock

Consideration is not and will not be subject to any preemptive rights or rights of first refusal applicable to the Parent that have not been properly waived or complied with.

                                   ARTICLE 5
                      Covenants of Seller and the Limited

     The Limited and Seller agree that:

     Section 5.01. Conduct of The Company. From the date hereof until the Closing Date, except as set forth in the Disclosure Schedule or as expressly contemplated by any of the Transaction Documents, The Limited and Seller shall cause the Company and its Subsidiaries to (1) conduct their respective businesses solely in the ordinary course in a manner consistent with past practice and in material compliance with all applicable Laws, Permits, agreements and commitments, (2) use their reasonable efforts to preserve intact their business relationships and goodwill with third parties and to keep available the services of their present employees, (3) maintain their facilities and assets in the same state of repair, order and condition as they were on the date hereof, ordinary wear and tear excepted, and (4) maintain their corporate existence and pay and discharge all debts, liabilities and obligations of the Company and its Subsidiaries as they become due, other than debts that are disputed in good faith. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as expressly contemplated by the Transaction Documents, The Limited and Seller will not, and will cause the Company and its Subsidiaries not to:

     (a) knowingly take any action that would make any representation or warranty of The Limited or Seller untrue as of the Closing;

     (b) adopt or propose any change in its certificate of incorporation or bylaws;

     (c) merge or consolidate with any other Person or acquire a material amount of assets from any other Person other than (1) pursuant to existing contracts, agreements or commitments that are disclosed herein or in the Disclosure Schedule and (2) the acquisition of inventory in the ordinary course of business;

     (d) sell, lease, license or otherwise dispose of any material assets or property except (1) pursuant to existing contracts or commitments, or (2) for the sale of inventory in the ordinary course of business or (3) for the sale, lease, disposition or encumbrance of amounts of assets no longer used in the ordinary course of business in amounts that are not material;

     (e) make any material change in inventory policies or procedures, operating policies or procedures, or advertising and promotion policies or procedures;

     (f) increase the rates of compensation or vacation or other benefits of employees earning less than $75,000 per year, except (1) as required by any Law,
(2) in the ordinary course of business consistent with past practice or (3) as required by any contract in effect on the date hereof;

     (g) increase the rates of compensation or vacation or other benefits of employees earning $75,000 per year or more, except (1) as required by any Law or
(2) as required by any contract in effect on the date hereof and identified in the Disclosure Schedule;

     (h) make any loan, advance or capital contribution to or investment in any Person, except for travel, relocation and similar advances in the ordinary course of business and in an amount less than $25,000 for any employee;

     (i) incur, assume or guarantee any debt for borrowed money, other than letters of credit incurred or entered into in the ordinary course of business;

     (j) adopt any change in method of accounting or accounting practice except as required by Law or GAAP;

     (k) enter into any new lease or sublease of Real Property or terminate, amend or cause or permit the extension of the term of any Lease, without first consulting with and obtaining the consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed);

     (l) enter into any contract with The Limited or any Affiliate of The Limited; or

     (m)  enter into a binding agreement to do any of the foregoing.

     Section 5.02.  Cooperation On Certain Matters.

     (a) Access to Information Prior to Closing. From the date hereof until the Closing Date, The Limited and Seller will (1) give, and will cause the Company and its Subsidiaries to give, Buyer and its counsel, financial advisors, auditors and other authorized representatives, and Buyer's sources of funding under the Commitment Letter (the "Banks"), reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and, to the extent related primarily to the Company and its Subsidiaries, to the books and records of The Limited and Seller, during normal business hours and upon reasonable prior notice, (2) furnish, and will cause the Company and its Subsidiaries to furnish, to Buyer and its counsel, financial advisors, auditors and other authorized representatives, and to the Banks, such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (3) instruct the employees, counsel and financial advisors of The Limited, Seller, the Company and the Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.02(a) shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of The Limited or any of its Affiliates, the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information which in The Limited's good faith opinion the disclosure of which could subject The Limited or any of its Affiliates, the Company or any Subsidiary to risk of liability.

     (b) Access to Information Following Closing. From and after the Closing Date, The Limited and Seller will afford promptly to Parent and its Affiliates and their counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Company or its Subsidiaries and to the extent necessary to permit Parent and its Affiliates to determine any matter relating to their rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or its Subsidiaries or Parent's or any of its Affiliate's rights or obligations under any of the Transaction Documents; provided that any such access by Parent and its Affiliates and their counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of The Limited or any of its Affiliates.

     (c) Litigation Cooperation. The Limited shall, and shall cause its Affiliates to, use reasonable efforts to make available to Parent and its Affiliates and their accountants, counsel, and other designated representatives, upon written request, the officers, employees and representatives of The Limited and its Affiliates as witnesses, and shall otherwise cooperate with Parent and its Affiliates, and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case to the extent reasonably required in connection with any legal, administrative or other proceeding arising out of the Company's or any of its Subsidiaries' business and operations prior to the Closing Date in which Parent or its Affiliates may from time to time be involved or otherwise related to any of the Transaction Documents (other than with respect to proceedings involving disputes between Parent and its Affiliates, on the one hand, and The Limited and its Affiliates, on the other hand); provided that any such cooperation shall not unreasonably interfere with the conduct of the business of The Limited or any of its Affiliates.

     (d) Cooperation on Tax Matters. The Limited shall furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information

(including access to books and records) and assistance as is reasonably necessary for the filing of any Return (including without limitation the Returns specified in Sections 8.02(c), 8.02(d) and 8.02(e)), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment; provided that any such cooperation shall not unreasonably interfere with the conduct of the business of The Limited or any of its Affiliates. The Limited shall cooperate with Parent in the conduct of any audit or other proceeding involving the Company or any Subsidiary for any Tax purposes and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

     (e) Retention of Records. From and after the Closing Date, except as otherwise required by law or agreed to in writing, The Limited and its Affiliates shall retain all information and records relating to the businesses of the Company and its Subsidiaries. In addition, The Limited and its Affiliates shall retain all information and records relating to any matter as to which Parent seeks or may seek indemnification from The Limited hereunder until final resolution of the matter to which such information and records relate. Notwithstanding the prior two sentences of this Section 5.02(e), The Limited and its Affiliates may destroy or otherwise dispose of any such information and records at any time, provided that, prior to such destruction or disposal, (1) The Limited shall provide not less than 90 days' prior written notice to Parent, specifying the information and records proposed to be destroyed or disposed of, and (2) if Parent shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Parent, The Limited shall promptly arrange for the delivery of such of the information and records as was requested.

     (f) Reimbursement. Parent and Buyer shall bear all reasonable out-of-pocket costs and expenses of The Limited and its Affiliates (excluding general overhead, salaries and employee benefits), upon presentation of invoices therefor, which are reasonably incurred by The Limited and its Affiliates in connection with the provision of information, witnesses or cooperation pursuant to Sections 5.02(b)-(e).

     Section 5.03. Maintenance of Insurance Policies. Prior to the Closing, The Limited and its Affiliates will use reasonable efforts to maintain insurance policies for the Company and its Subsidiaries and their assets, properties and employees in an amount and scope consistent with any such insurance policies in effect as of the date hereof. The Company and its Subsidiaries shall after the Closing continue to have coverage under any such insurance policies in effect at the Closing with respect to, but only with respect to, events occurring prior to the Closing, and it is understood that the Company and its Subsidiaries shall continue to be responsible for amounts (including deductibles) not covered by such insurance policies, it being further understood that the provisions of this Section

5.03 shall not obligate The Limited or any of its Affiliates to pay any money with respect to any insurance policies after the Closing.

     Section 5.04. Non-solicitation; Non-competition. (a) From, and until the expiration of 18 months from the date of this Agreement, The Limited shall not, and shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly: (1) hire any person who, at any time on or after the date of this Agreement, provides service as an employee of the Company or any of its Subsidiaries and who during such time (x) is or was a store manager or is or was employed at or above the level of district manager or (y) works or worked in the home office of the Company and its Subsidiaries in Columbus, Ohio and earns or earned an annual salary in excess of $70,000, (2) solicit for employment any employee of Parent or any of its Affiliates with whom The Limited, its Affiliates or its representatives had contact at any time during the process of Parent considering, investigating, negotiating and consummating the transactions contemplated by this Agreement, or (3) solicit for employment any person who, at any time on or after the date of this Agreement, provides service as an employee of the Company or any of its Subsidiaries; provided that the foregoing restrictions on solicitation shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of the Company or its Subsidiaries generally) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Company or its Subsidiaries.

     (b) From, and until the fifth anniversary of, the Closing, The Limited shall not, and shall cause its Affiliates not to, directly or indirectly: (1) own, control, lease, operate or manage any retail store (including any "niche" store, "store within a store" or outlet store) anywhere in the United States (including, without limitation, internet web-sites accessible to persons in the United States) which are focused primarily on the sale of Large Size Women's Clothing (such stores and web-sites are referred to herein as "Facilities"), (2) distribute anywhere in the world any mail order catalogue focused primarily on the sale of Large Size Women's Clothing, or (3) be or become a stockholder, partner, member or owner of, or give financial or other assistance to, any Person owning, controlling, leasing, operating or managing any Facility or engaging in any activity referred to in clause (2) of this Section 5.04(b), except that The Limited may maintain, at or below its current level, its equity investment in United Retail Group, Inc. (as such investment may be modified as a result of a reclassification, recapitalization, stock split or combination, exchange or adjustment of shares, stock dividend, merger, business combination or similar transaction), it being understood that in no event shall The Limited be obligated to dispose of any interests if The Limited's ownership interest increases other than as a result of The Limited's acquisition of any equity interests or other actions taken to implement the relevant transaction (for example, no such disposition shall be required if The Limited's percentage ownership interest increases as a result of a United Retail Group, Inc. share repurchase effected without The Limited's assistance). "Large Size

Women's Clothing" means (1) apparel (including intimate apparel) of sizes 14 and above and any other extra large size (which, as of the date hereof, generally is designated by an "X," "XX" or larger size) and (2) brassieres of sizes 42 and above. It is understood that the restrictions set forth in the immediately preceding sentence will not apply to any Person that acquires (by acquisition, merger or otherwise) an interest in The Limited or any of its Affiliates so long as such Person was not an Affiliate of The Limited at any time prior to the entry into an agreement for such an acquisition, merger or other acquisitive transaction (it being further understood that, following the aforementioned acquisition, merger or other acquisitive transaction, such restrictions will continue to apply to The Limited and any Person who was an Affiliate of The Limited at any time prior to such acquisition, merger or other transaction).

     (c) Notwithstanding the foregoing provisions of Section 5.04(b), nothing herein shall prohibit The Limited or any of its Affiliates from: (i) owning up to 5% of the outstanding shares entitled to vote generally in the election of directors or similar persons of any Person engaged in the activities described in clauses (1), (2) or (3) of Section 5.04(b) above; (ii) acquiring any business that includes operations the conduct of which by The Limited or its Affiliates would otherwise violate clauses (1), (2) or (3) of Section 5.04(b) above, provided that (x) such operations do not, in the aggregate, represent more than 15% of the consolidated assets or contribute more than 15% of the consolidated revenues of the overall business so acquired, measured at the time of acquiring such business (based on the most recent financial statements of the business so acquired) and (y) the revenues of such operations after their acquisition by The Limited or any of its Affiliates do not increase by more than 5% per annum;
(iii) acquiring any business that includes operations the conduct of which by The Limited or its Affiliates would otherwise violate clauses (1), (2) or (3) of
Section 5.04(b) above, provided that (x) such operations, in the aggregate, represent more than 15% but less than 40% of the consolidated assets or contribute more than 15% but less than 40% of the consolidated revenues of the overall business so acquired, measured at the time of acquiring such business (based on the most recent financial statements of the business so acquired), and
(y) The Limited or its Affiliate, as applicable, promptly following such acquisition announces publicly its intention to dispose of such operations within 24 months of such acquisition (and completes such disposition within such time period); or (iv) owning, controlling, leasing, operating or managing any department store or similar general merchandise store.

     (d) The Limited and Seller acknowledge that in the event of a breach of any of the noncompetition or nonsolicitation covenants contained in this Section 5.04, the damage or imminent damage to the value and the goodwill of the Company and its Subsidiaries shall be inestimable and that therefore any remedy at law or in damages would be inadequate. Accordingly, following at least 30 days prior written notice to The Limited and a reasonable opportunity to cure, Parent and Buyer shall, in addition to damages incurred by reason of any such breach, be entitled to injunctive relief, including specific performance, with respect to any such breach in any court of competent jurisdiction against The Limited or any Affiliate of The Limited, without proof of actual damages and without the requirement of posting a bond or other security. The invalidity or unenforceability of any provision of this Section 5.04 shall not affect the validity or enforceability of any other provision of this Section 5.04, which shall remain in full force and effect, and in the event that any provision of this Section 5.04 shall be determined to be invalid or unenforceable for any reason, such provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent compatible with and possible under applicable law. The Limited shall be liable for any breach of this Section 5.04 by its Affiliates.

     Section 5.05. Lease Consents; Commitment Letter. (a) From and after the date hereof (including after the Closing Date), The Limited and Seller shall use their reasonable best efforts to obtain (and cooperate with Parent and Buyer in obtaining) any consents, approvals and authorizations required under each Lease as a result of the transactions contemplated in this Agreement, in each case without payment of any penalty, premium or other amounts to any other party to such Lease. It is understood and agreed that in no event shall The Limited or any Affiliate or the Company or a Subsidiary or Seller be obligated to pay any money to any Person to obtain any such consent, approval or authorization.

     (b) From and after the date hereof, The Limited and Seller shall cooperate with Parent and Buyer in satisfying the conditions precedent set forth in the Commitment Letter.

     Section 5.06. No Shop. Until such time, if any, as this Agreement is terminated pursuant to Article 12, The Limited and Seller will not, and will cause their Affiliates, the Company and each Subsidiary not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent and Buyer) relating to any transaction involving the sale of the business or assets of the Company or any Subsidiary (other than sales of assets in the ordinary course of business as permitted by Section 5.01 hereof), or any of the capital stock of the Company or any Subsidiary, or any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary. To the extent applicable, The Limited and Seller shall immediately cease any such discussions or negotiations currently in progress and the provision of any information regarding any such transaction.

     Section 5.07. Future Auditor Consent. The Limited shall cooperate reasonably with Parent in connection with (a) Parent's effort to obtain any required consent from PriceWaterhouseCoopers in connection with the inclusion of the Audited Financial Statements in any filings by Parent under the 1933 Act or 1934 Act and (b) Parent's effort to prepare financial statements for any period commencing on or after the date of the Balance Sheet for inclusion by Parent in any filing under the 1933 Act or the 1934 Act.

     Section 5.08. Mast Purchase Orders. (a) From and after the Closing, The Limited shall cause Mast Industries, Inc. ("Mast") to fulfill its obligations to the Company and any Subsidiary for any purchase orders in effect on the Closing Date.

     (b) From and after the Closing, The Limited shall cause Mast to continue to supply the Company and its Subsidiaries with merchandise and supplies through the Spring 2002 retail season in a manner consistent with the past practices between Mast on the one hand, and the Company and its Subsidiaries, on the other hand, prior to the date of this Agreement.

     Section 5.09. Trademarks, etc. Prior to the Closing, The Limited shall cause (a) its Affiliates to execute an assignment agreement in form and substance reasonably satisfactory to Buyer transferring to the Company or any Subsidiary identified by Buyer all such Affiliate's rights in and to the Domain Names and Marks identified on Section 3.19 to the Disclosure Schedule (and the goodwill associated therewith) owned by, or held in the name of, such Affiliate
(b) its Affiliates to take such further action as Buyer may reasonably request in connection with such Affiliate's performance under such assignment agreement and (c) Caciqueco, Inc. to execute and file with all necessary governmental entities any and all forms, notices or other filings required to change the name of Caciqueco, Inc. to a name that does not use the word "Cacique" or any derivation thereof.

     Section 5.10. Restricted Securities. Seller shall not sell, assign, transfer or otherwise dispose of any of the shares of Stock Consideration or any interest therein unless such sale, transfer or disposition has been registered under the 1933 Act or unless an exemption from registration is available. In addition, for a period of one year after the Closing, Seller shall not, directly or indirectly, sell, assign, pledge, hypothecate or otherwise dispose of or encumber any or all of the shares of Stock Consideration issued to Seller pursuant to the terms of this Agreement or any interest therein without Parent's prior written consent.

     Section 5.11. Standstill. For a period of two years from the Closing, neither The Limited nor any of its Affiliates shall, directly or indirectly, without the prior written consent of Parent: (a) in any manner acquire, agree to acquire, or make any proposal to acquire any voting securities of Parent, or any rights or options to acquire that ownership, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction, (b) propose to enter into any merger or business combination involving Parent or to purchase a material portion of the assets of Parent, (c) make, or in any way participate in, any solicitation of "proxies" (as such term is used in Regulation 14A under the 1934 Act), to vote or seek to advise or influence any person with respect to the voting of any securities of Parent, (d) form, join, or in any way participate in a group (within the meaning of Section 13(d) of the 1934 Act) with respect to any voting securities of Parent, except any such arrangement solely among The

Limited and its Affiliates, (e) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors, or policies of Parent, except as insofar as the enforcement of rights arising under any of the Transaction Documents (which The Limited and its Affiliates are free to do) may be deemed to effect the management or policies of Parent or its Board of Directors, or (f) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing. Notwithstanding anything to the contrary contained in this Section, nothing shall prohibit The Limited and its Affiliates from maintaining its ownership of the shares of Stock Consideration.

     Section 5.12. Purchase Order Information. At the Closing, The Limited shall provide the Buyer with a list setting forth (1) each outstanding purchase order commitment for inventory with any supplier or vendor that is outstanding as of the second Business Day prior to the Closing and (2) the products subject to such purchase order and the applicable supplier or vendor.

     Section 5.13. Confidentiality. All information provided or made available to The Limited, Seller or any of their Representatives (as such term is defined in the Confidentiality Agreement dated as of June 18, 2001 between Parent and The Limited (the "Limited Confidentiality Agreement")) will be subject to the Limited Confidentiality Agreement, which agreement shall remain in full force and effect until and following the Closing.

     Section 5.14. Litigation Update. From the date hereof until the Closing Date, The Limited agrees to promptly notify Parent of any claims, actions, suits or investigations (arbitration or otherwise) commenced against, or to the Knowledge of The Limited and Seller, threatened, against the Company or any Subsidiary, The Limited or Seller, or any of their Affiliates, before any court or arbitrator or any governmental body or agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                                   ARTICLE 6
                         Covenants of Parent and Buyer

     Parent and Buyer agree that:

     Section 6.01. Conduct of the Parent and Buyer. From the date hereof until the Closing Date, except as expressly contemplated by the Transaction Documents, Parent and Buyer shall (1) conduct their respective businesses in the ordinary course in a manner consistent with past practice and in material compliance with all applicable Laws, Permits, agreements and commitments, (2) use their reasonable best efforts to preserve intact their business relationships and goodwill with third parties and to keep available the services of their present employees, (3) maintain their facilities and assets in the same state of repair, order and condition as they were on the date hereof, ordinary wear and tear excepted, and (4) maintain their corporate existence and pay and discharge all of their debts, liabilities and obligations as they become due, other than debts that are disputed in good faith. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Parent and Buyer will not:

     (a) knowingly take any action that would make any representation or warranty of Parent or Buyer untrue as of the Closing;

     (b) adopt or propose any change in their certificate of incorporations or bylaws;

     (c) merge or consolidate with any other Person (other than an Affiliate) or acquire a material amount of assets from any other Person (other than an Affiliate) other than the acquisition of inventory and other assets in the ordinary course of business;

     (d) adopt any change in method of accounting or accounting practice except as required by Law or GAAP; or

     (e) enter into any binding agreement to do any of the foregoing.

     Section 6.02. Confidentiality. All information provided or made available to Parent, Buyer or any of their Representatives (as such term is defined in the Confidentiality Agreement) will be subject to the Confidentiality Agreement dated February 14, 2001 between Parent and The Limited (the "Confidentiality Agreement"), which agreement shall remain in full force and effect until the Closing and shall thereupon terminate except that the disclosure, but not the use (to the extent necessary to operate the Company and the Subsidiaries in the ordinary course) of any Confidential Information (as defined in the Confidentiality Agreement) to the extent related solely to The Limited or its Affiliates shall continue to be governed by the terms of the Confidentiality Agreement.

     Section 6.03. Cooperation on Certain Matters.

     (a) Access to Information Prior to Closing. From the date hereof until the Closing Date, Parent and Buyer will (1) give The Limited and its Affiliates and their counsel, financial advisors, auditors and other authorized representatives reasonable access to their offices, properties, books and records, during normal business hours and upon reasonable prior notice, (2) furnish to The Limited and its Affiliates and their counsel, financial advisors, auditors and other authorized representatives, such financial and operating data and other information relating the Parent and its Affiliates as such Persons may reasonably request and (3) instruct their employees, counsel and financial advisors to cooperate with The Limited and its Affiliates in their investigation of Parent and Buyer. Any investigation pursuant to this Section 6.03(a) shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Parent or its Affiliates. Notwithstanding the foregoing, The Limited and its Affiliates shall not have access to personnel records.

    (b) Access to Information Following Closing. From and after the Closing Date, Parent and Buyer will afford, and will cause the Company and each Subsidiary to afford, promptly to The Limited and its Affiliates and their counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Company or its Subsidiaries and to the extent necessary to permit The Limited and its Affiliates to determine any matter relating to their rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or its Subsidiaries or The Limited's or any of its Affiliate's rights or obligations under any of the Transaction Documents; provided that any such access by The Limited and its Affiliates and their counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Parent, its Affiliates, the Company or any of its Subsidiaries.

    (c) Litigation Cooperation. Parent shall, and shall cause its Affiliates to, use reasonable efforts to make available to The Limited and its Affiliates and their accountants, counsel, and other designated representatives, upon written request, the officers, employees and representatives of Parent and its Affiliates as witnesses, and shall otherwise cooperate with The Limited and its Affiliates, and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case to the extent reasonably required in connection with any legal, administrative or other proceeding arising out of the Company's or any of its Subsidiaries' business and operations prior to the Closing Date in which The Limited or any of its Affiliates may from time to time be involved or otherwise related to any of the Transaction Documents (other than with respect to proceedings involving disputes between Parent and its Affiliates, on the one hand, and The Limited and its Affiliates, on the other hand); provided, however, that The Limited shall use its reasonable best efforts to pursue the Retained Landlord Claims in a manner that does not involve Parent, the Company or any of their Affiliates, or their respective directors, officers, employees or representatives (including, without limitation, to the extent feasible, pursuing litigation or similar proceedings in the name of The Limited or one of its Affiliates); and provided further that any such cooperation by Parent and its Affiliates shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. Without limiting the generality of the foregoing, it is understood that, notwithstanding use of its best efforts as contemplated above, if The Limited is unable to pursue the Retained Landlord Claims without involving Parent or its Affiliates, Parent and its Affiliates will execute all complaints and other court or similar papers reasonably requested in order to assist The Limited and its Affiliates in their efforts to pursue the Retained Landlord Claims.

    (d) Cooperation on Tax Matters. Parent shall furnish or cause to be furnished to The Limited, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Return (including without limitation the Returns specified in Section 8.02(c), 8.02(d) and 8.02(e)), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment; provided that any such cooperation by Parent and its Affiliates shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. Parent shall cooperate with The Limited in the conduct of any audit or other proceeding involving the Company or any Subsidiary for any Tax purposes and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

    (e) Retention of Records. From and after the Closing Date, except as otherwise required by law or agreed to in writing, Parent and its Affiliates shall, and shall cause the Company and its Subsidiaries to, retain all information and records (including, without limitation, records relating to Taxes) relating to the businesses of the Company and its Subsidiaries that were in the possession of the Company or any Subsidiary as of the Closing Date and, with respect to Taxes, all records related to Returns for Straddle Periods. In addition, Parent and its Affiliates shall retain all information and records relating to the Retained Litigation, the Retained Landlord Claims, the Credit Card Litigation or any matter as to which The Limited seeks or may seek indemnification from Parent hereunder, in each case until final resolution of the matter to which such information and records relate. Notwithstanding the prior two sentences of this Section 6.03(e), Parent and its Affiliates may destroy or otherwise dispose of any such information and records at any time, provided that, prior to such destruction or disposal, (1) Parent shall provide not less than 90 days' prior written notice to The Limited, specifying the information and records proposed to be destroyed or disposed of, and (2) if The Limited shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to The Limited, Parent shall promptly arrange for the delivery of such of the information and records as was requested.

    (f) Reimbursement. The Limited shall bear all reasonable out-of-pocket costs and expenses of Parent and its Affiliates (excluding general overhead, salaries and employee benefits), upon presentation of invoices therefor, which are reasonably incurred by Parent and its Affiliates in connection with the provision of information, witnesses or cooperation pursuant to Sections 6.03(b)-(e).

     Section 6.04. Insurance. Buyer agrees that, subject to Section 5.03, all insurance policies covering the Company or any Subsidiary maintained by or on behalf of The Limited or its Affiliates shall be terminated following the Closing and that, after the Closing, The Limited and its Affiliates shall have no obligation of any kind to maintain any form of insurance covering the Company or any Subsidiary.

     Section 6.05. Guarantees. (a) From and after the date hereof (including after the Closing Date), Parent and Buyer shall use their reasonable best efforts to cause the unconditional release with effect at the Closing Date of The Limited and its Affiliates from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements maintained by The Limited or any of its Affiliates in connection with the business or operations of the Company or any of its Subsidiaries and listed on Appendix 6.05 hereto (collectively, the "Financial Support Arrangements"). It is understood and agreed that in no event shall Parent, Buyer, the Company or any Subsidiary be obligated to pay any money to any Person to obtain any such unconditional release.

     (b) If, from and after the Closing, (1) any amounts are drawn or required to be paid under any Financial Support Arrangement by The Limited or any of its Affiliates in connection with events or other matters occurring after the Closing Date or (2) The Limited or any of its Affiliates is required to pay any fees, costs or expenses under the terms of any Financial Support Arrangement, then The Limited shall promptly provide Buyer with written evidence of the underlying payment obligation. Upon receipt of such notice, Parent shall promptly satisfy such payment obligation on behalf of The Limited or its Affiliates, or, if The Limited or any of its Affiliates has made such payments itself, Parent shall reimburse The Limited for such amounts promptly after receipt from The Limited of proof of payment.

     Section 6.06. Outstanding Checks; Reimbursement of Payments by The Limited.
(a) The Limited shall ensure that checks written but not cashed before the Closing in respect of obligations of the Company or any of its Subsidiaries shall be paid.

     (b) It is the intent of the parties that, except as contemplated by any of the Transaction Documents, all invoices relating to the Company or any of its Subsidiaries received after the Closing be paid by the Company or a Subsidiary (as opposed to The Limited or any of its Affiliates) and, in furtherance of such intent, The Limited will use its reasonable commercial efforts to promptly forward to the Company all invoices relating to the Company or any of its Subsidiaries which are received by The Limited or any of its Affiliates after the Closing ("Post-Closing Invoices"). It is understood, however, that there may be circumstances in which, notwithstanding the use of such reasonable commercial efforts, The Limited or one of its Affiliates will pay a Post-Closing Invoice on behalf of the Company or one of its Subsidiaries. It is agreed that Parent shall reimburse The Limited, or an Affiliate of The Limited, as The Limited may designate, for all amounts paid by The Limited or any of its Affiliates in respect of Post-Closing Invoices within ten (10) days after receipt from The Limited of a notice thereof accompanied by written evidence of the underlying payment (each, a "Payment Date"). If the Parent fails to pay any payment within thirty (30) days of the relevant Payment Date, Parent shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the Reference Rate, plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment. Notwithstanding the foregoing, Parent shall have no obligation to reimburse The Limited or any of its Affiliates for any payment made by The Limited or any of its Affiliates in respect of any Post-Closing Invoice if Parent or any of its Affiliates paid the same Post-Closing Invoice.

     Section 6.07. Non-solicitation. From, and until the expiration of 18 months from the date of this Agreement, Parent shall not, and shall cause its Affiliates not to, without the prior written approval of The Limited, directly or indirectly solicit for employment any person who is an employee of The Limited or any of its Affiliates with whom the Parent, its Affiliates or its representatives had contact at any time during the process of Parent considering, investigating, negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of The Limited or its Affiliates generally) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of The Limited or its Affiliates.

     Section 6.08. Proceeds from Credit Card Litigation. Parent and Buyer agree that The Limited shall be entitled to all proceeds, awards, judgments and settlements which are attributable to The Limited, any of its Affiliates, the Company or any of its Subsidiaries in connection with the matters described in Appendix 6.08 (the "Credit Card Litigation"). The Limited, at its expense, shall control the prosecution of the Credit Card Litigation.

     Section 6.09. Reverse Break-up Fee. If on or prior to the Termination Date
(A) the condition in Section 10.02(c) hereof shall not have been satisfied, (B) all other conditions to Parent's and Buyer's obligation to consummate the Closing have been satisfied or are then capable of being satisfied (other than any failure of a condition to be satisfied or capable of being satisfied for reasons that are directly or indirectly a consequence of the failure to be satisfied of the condition set forth in Section 10.02(c)) and (C) Parent and Buyer do not proceed with the Closing, then Parent shall promptly pay to the Seller as a non-refundable fee an aggregate of $8,500,000 in immediately available funds by wire transfer to an account designated by Seller, such payment to be made not more than two Business Days following any termination of this Agreement. The $8,500,000 fee referred to in the preceding sentence shall be payable as liquidated damages, and neither The Limited, Seller nor any of their Affiliates shall be entitled to any further remedy for the failure of the condition in Section 10.02(c) to be satisfied.

     Section 6.10. Shelf Registration Statement. (a) Parent shall prepare and file with the Commission a shelf registration statement (as amended and supplemented from time to time, the "Shelf Registration Statement") with respect to the Registrable Securities (as such term is defined in the Registration Agreement) in accordance with Rule 415 under the 1933 Act and will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective no later than 11 months from the Closing Date and to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and usable for resale or hedging of the Registrable Securities in accordance with the terms of the Registration Agreement. If the Shelf Registration Statement has been declared effective prior to the issuance of shares of Parent Common Stock constituting the Adjustment Stock Consideration, Parent shall prepare and file with the Commission a post-effective amendment to such Shelf Registration, and use its reasonable best efforts to have such post-effective amendment declared effective as promptly as possible, to include such shares of Parent Common Stock within the scope of the Shelf Registration Statement.

     (b) Listing. Parent shall use its reasonable best efforts to cause the Stock Consideration to be listed on the Nasdaq National Market at the Closing, subject to official notice of issuance.

     Section 6.11. Litigation Update. From the date hereof until the Closing Date, Parent agrees to promptly notify The Limited of any claims, actions, suits or investigations (arbitration or otherwise) commenced against, or to the knowledge of Parent or Buyer, threatened, against, Parent or Buyer or any of their Affiliates, before any court or arbitrator or any governmental body or agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                   ARTICLE 7
              Covenants of Parent, Buyer, The Limited and Seller

     Parent, Buyer, The Limited and Seller agree that:

     Section 7.01. Further Assurances. Subject to the terms and conditions of this Agreement, Parent, Buyer, The Limited and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. The Limited, Seller, Parent and Buyer shall execute and deliver, and The Limited and Seller, prior to the Closing, and Parent and Buyer, after the Closing, shall cause the Company and each Subsidiary to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

     Section 7.02. Certain Filings. The Limited, Seller, Parent and Buyer shall cooperate with one another (1) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by any of the Transaction Documents and (2) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.03. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to any Transaction Document or the transactions contemplated thereby and will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, except as provided by Section 6.02, no provision of this Agreement shall relieve Parent or any of its Representatives (as such term is defined in the Confidentiality Agreement) from any of its obligations under the Confidentiality Agreement.

     Section 7.04. HSR Filings. The parties shall promptly make the filing required by the HSR Act.

     Section 7.05. Transition Services. At the Closing, the parties will enter into a Transition Services Agreement (the "Services Agreement"), the form of which is attached as Exhibit A.

     Section 7.06. Store Leases Agreement. At the Closing, the parties will enter into a Store Leases Agreement (the "Store Leases Agreement"), the form of which is attached as Exhibit B.

     Section 7.07. Intentionally Omitted.

     Section 7.08. Headquarters and Distribution Center Lease. At the Closing, the parties thereto will enter into a lease with respect to the headquarters and distribution facilities of the Company (the "HQ Lease"), the form of which is attached as Exhibit D.

     Section 7.09. Registration Agreement. At the Closing, the parties will enter into a Registration Agreement (the "Registration Agreement"), the form of which is attached as Exhibit E.

     Section 7.10. Access and Waiver Agreement. At the Closing, the parties thereto will enter into an Access and Waiver Agreement (the "Access and Waiver Agreement"), the form of which is attached as Exhibit F.

     Section 7.11. Covenant Agreement. At the Closing, the parties thereto will enter into a Covenant Agreement (the "Covenant Agreement"), the form of which is attached as Exhibit G.

     Section 7.12. Master Sublease. At the Closing, the parties thereto will enter into a Master Sublease (the "Master Sublease"), the form of which is attached as Exhibit H.

     Section 7.13. Cancellation of Related Party Contracts. Except as contemplated by any of the Transaction Documents, all Related Party Agreements shall be cancelled as of the Closing Date.

     Section 7.14. Intercompany Accounts. Except as contemplated by any of the Transaction Documents, (1) all intercompany accounts payable by The Limited or any of its Affiliates, on the one hand, to the Company or any of its Subsidiaries, on the other hand, shall, immediately prior to the Closing, be distributed by the Company to The Limited as a dividend, and (2) all intercompany accounts payable by the Company or any of its Subsidiaries, on the one hand, to The Limited or any of its Affiliates, on the other hand, shall, immediately prior to Closing, be contributed by The Limited to the capital of the Company.

     Section 7.15. Mutual Release. (a) Effective immediately prior to the Closing, The Limited hereby irrevocably waives, releases and discharges the Company and its Subsidiaries from any and all liabilities and obligations to The Limited and its Affiliates of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding, or the articles, bylaws, or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity. The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (1) any of the Transaction Documents (including, without limitation, indemnification obligations arising under Article 8 or Article 11 of this Agreement) or (2) any agreement entered into on or after the Closing Date.

     (b) At the Closing, Buyer shall cause the Company to irrevocably waive, release and discharge The Limited and its Affiliates from any and all liabilities and obligations to the Company and its Subsidiaries of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding, or the articles, bylaws, or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity. The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (1) any of the Transaction Documents (including, without limitation, indemnification obligations arising under Article 8 or
Article 11 of this Agreement) or (2) any agreement entered into on or after the Closing Date.

     Section 7.16. Certain Contracts. (a) On behalf of itself and its Affiliates, effective as of the Closing, The Limited forever releases, and irrevocably assigns to Buyer, any and all rights that The Limited or any of its Affiliates have (whether as a third party beneficiary or otherwise) in, to and under any agreement, contract or commitment to which the Company or any Subsidiary is a party or is otherwise bound to the extent that such rights relate solely to (1) the Company or any Subsidiary or (2) the properties, assets, rights or business of the Company or any Subsidiary. If the assignment to the Company or any Subsidiary of such rights is not permitted under any such agreement, contract or commitment, The Limited shall, and shall cause its Affiliates to, use its reasonable best efforts to pass through to the Company and its Subsidiaries the benefits associated with such rights, and exercise such rights pursuant to the reasonable instructions of the Company or its Subsidiaries. Parent and Buyer shall cause the Company and its Subsidiaries, to assume, satisfy and discharge all of the obligations of The Limited and its Affiliates and the Company and the Subsidiaries (1) arising under or in connection with any agreement, contract or commitment assigned to the Company or any Subsidiary pursuant to this Section 7.16 or (2) in connection with any rights or benefits passed through to the Company or any Subsidiary pursuant to this Section 7.16, in each case to the extent that such obligations relate to the rights assigned or benefits passed through to the Company or any Subsidiary pursuant to this Section 7.16.

     (b) Notwithstanding the provisions of clause (a) of this Section 7.16, with respect to the Database Marketing Agreement, the parties agree as follows:
(1) upon the request of Parent, and subject to the written approval of ADS Alliance Data Systems, Inc., The Limited shall enter into an amendment to the Database Marketing Agreement such that the Company shall no longer be involved in any manner in the matters addressed by that Agreement and all proprietary information of the Company utilized in connection with the Database Marketing Agreement ("Company Proprietary Information") shall be delivered to the Company and (2) until the Database Marketing Agreement is amended as contemplated by clause (1), (x) The Limited shall pass through the benefits of the Database Marketing Agreement (insofar relating to the Company Proprietary Information) to the Company to the extent reasonably requested by the Company, (y) the Company shall make to ADS Alliance Data Systems, Inc. all payments allocated under that Agreement to the Company or any of its Subsidiaries and (z) no Company Proprietary Information shall be used by The Limited or any of its Affiliates in any manner in connection with any business or operation of The

Limited or any of its Affiliates and all such information shall be deemed to be subject to the provisions of the Limited Confidentiality Agreement.

     (c) It is further understood and agreed that (i) effective at Closing, the Company and its Subsidiaries shall assign to The Limited all of their rights to pursue claims for overpayments in respect of any of the Leases to the extent, but only to the extent, such overpayments relate to payments made prior to the Closing in respect of periods prior to the Closing (the "Retained Landlord Claims") and (ii) at and after the Closing, the Company and its Subsidiaries shall execute such additional written assignments or other agreements as The Limited shall reasonably request to implement or evidence the assignment of the Retained Landlord Claims. Without limiting the generality of the foregoing, it is understood and agreed that The Limited (i) at its expense, shall control the pursuit of any and all Retained Landlord Claims and shall be entitled to pursue and control the prosecution of litigation or similar proceedings in respect of any such Claim and (ii) shall be entitled to all proceeds, awards, judgments and settlements in respect of any Retained Landlord Claims; provided that if, in connection with the pursuit of a Retained Landlord Claim, it is determined that rent, additional rent or percentage rent (however characterized) due and payable prior to the Closing in respect of the relevant lease was not paid in full prior to the Closing (a "Delinquent Payment"), The Limited shall be responsible for such Delinquent Payment.

     Section 7.17. Financing Statements. It is understood that Parent's lenders under the credit and security arrangements to be entered into by Parent in connection with the Closing intend to file the UCC-1 financing statements required by such arrangements prior to the Closing. The Limited agrees to cause the Company to cooperate in connection with the filing of such financing statements insofar as they relate to the assets of the Company or any of its Subsidiaries (including by executing such financing statements or authorizations therefor); provided that, concurrently with the execution of these financing statements by the Company or a Subsidiary, Parent's lenders simultaneously deliver effective termination statements (and hold under escrow arrangements satisfactory to The Limited) for such UCC-1 financing statements and agree in writing (in a manner satisfactory to The Limited) that The Limited shall be entitled to file such termination statements on October 1, 2001 if the Closing has not been consummated on or prior to September 30, 2001.

     Section 7.18 Store No. 2. From and after the date hereof (including after the Closing if the construction referred to in this Section 7.18 is not completed by such time), The Limited will continue to work in good faith to complete any construction necessary to ensure that the Store No. 2 building satisfies all applicable legal requirements (determined in light of the current use of the Store No. 2 building), with respect to structural, health and safety and similar matters (as such legal requirements are in effect as of the Closing Date, and taking into account all "grandfather" and similar provisions) and during such construction shall provide reasonable access thereto to Parent's engineers and other representatives. The Limited will be entitled to control the administration of the construction process and, in doing so, will act in a manner intended to complete the construction as promptly as possible at the same standards of workmanship and quality as it employs for its own stores while attempting to minimize disruption and cost, all as if The Limited were the owner of, and responsible for, Store No. 2. The Company shall be responsible for all such construction costs up to $998,000, and The Limited shall be responsible for any such costs in excess of such budgeted costs. It is understood that any such costs for which the Company is responsible that are capitalized on the Closing Statement of Net Tangible Assets shall reduce the Company's obligations to make payments after the Closing pursuant to this Section 7.18 on a dollar-for-dollar basis. It is understood and agreed that the agreements set forth in this Section
7.18 are agreements between Parent and The Limited only and should be considered agreements independent of, and not as modifying or increasing in any respect any obligation of any Person under, the lease of the Store No. 2 building.

                                   ARTICLE 8
                                  Tax Matters

     Section 8.01. Tax Representations. (a) The Limited and Seller represent and warrant to Parent and Buyer as of the date hereof that, except as set forth in the Balance Sheet (including the notes thereto) or in Section 8.01 of the Disclosure Schedule, (1) all Tax returns, statements, reports and forms (collectively, "Returns") that are material and have been or are required to be filed with any Taxing Authority by, or with respect to, the Company or any Subsidiary (including Returns of any Limited Tax Group of which the Company or any Subsidiary is a member (a "Target Group")) on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (2) the Company and the Subsidiaries (or, in the case of a Return of a Target Group, each member of such group) have timely paid in all material respects all Taxes shown as due and payable on the Returns that have been filed, or on subsequent assessments and no other material Taxes are payable by the Target Group with respect to items or periods covered by such Returns (whether or not shown or reportable on such Returns), (3) the Returns that have been filed are true, correct and complete in all material respects, (4) there are no current extensions of time within which to file any material Returns required to be filed by or on behalf of members of any Target Group, (5) there are no Liens with respect to Taxes existing, threatened or pending on any of the assets of the Company or any Subsidiary, except Permitted Liens and Exceptions and (6) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any Tax. The Limited and Seller further represent that neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of applicable foreign, state or local law.

     (b) As of February 3, 2001, no member of any Target Group has participated in an international boycott as defined in Code Section 999. None of the assets of the Company or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code, and neither the Company nor any of its Subsidiaries has benefited from the issuance of bonds, the interest of which is tax-exempt pursuant to Section 103(a) of the Code. Except as otherwise set forth in Section 8.01 of the Disclosure Schedule, the books and records of the Company and the Subsidiaries are sufficient to prove the correctness in all material respects of all Returns for open tax years.

     (c) The Limited represents that it has filed a consolidated federal income tax return with the Company and the Subsidiaries for the taxable year immediately preceding the current taxable year (provided, however, that the Company and LBH, Inc. both were formed after the close of the taxable year immediately preceding the current taxable year, and thus were not included in The Limited's consolidated federal income tax return for such year, but will be included (for the period ending on the Closing Date) in The Limited's consolidated federal income tax return for the current taxable year) and that The Limited is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the Company.

     (d) Except as set forth on Section 8.01 of the Disclosure Schedule, there are no outstanding rulings of, or requests for rulings with, any Tax Authority addressed to the Company that are, or if issued would be, binding on the Company.

     Section 8.02. Tax Covenants. (a) Parent and The Limited agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company and each of its Subsidiaries (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 90 days after the Closing Date, Parent shall deliver to The Limited a statement (the "Allocation Statement") allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company and its Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10). If within 30 days after receipt of the Allocation Statement The Limited notifies Parent in writing that in The Limited's judgment, the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Parent and The Limited will use their reasonable best efforts to resolve such dispute. If Parent and The Limited fail to resolve such dispute within 30 days, then: (1) Parent and The Limited within 5 days after such 30-day period expires shall select a nationally recognized accounting firm which is reasonably acceptable to Parent and The Limited and which has no material relationship with Parent or The Limited (the "Accounting Referee"); (2) the Accounting Referee shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement; and (3) the costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and The Limited. If The Limited does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the "Price Allocation" and shall be binding on the parties hereto. The Limited and Parent agree to act, and cause their Affiliates to act, in accordance with the Price Allocation in the preparation, filing and audit of any Return.

     (b) Parent and Buyer covenant that they will not and will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer to (1) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of The Limited, Seller or any Limited Tax Group or give rise to any loss of The Limited, Seller or any Limited Tax Group, or (2) make any election or deemed election under Section 338 of the Code other than the
Section 338(h)(10) Election, or (3) make (other than the Section 338(h)(10) Election) or change any Tax election, amend any Return or take any Tax position on any Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that ipso facto results in any increase in any Tax liability or any reduction of any Tax Asset of The Limited, Seller or any Limited Tax Group. Notwithstanding Section 8.04(a), Buyer and Parent agree that The Limited and its Affiliates are to have no liability for any Tax resulting from any action referred to in the preceding sentence of the Company, any Subsidiary, Buyer, Parent or any Affiliate of Parent, and agree to indemnify and hold harmless The Limited and its Affiliates against any such Tax and any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any such Tax. The Limited agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.02(b).

     (c) The Limited shall prepare (in a manner that complies with its obligations under Section 8.02(a)) and timely file (1) all Returns of any Target Group and (2) all separate Returns required to be filed by the Company or any Subsidiary for Pre-Closing Tax Periods (other than Pre-Closing Tax Periods described in clause (2) of the definition of such term). To the extent such an election is available under applicable law, The Limited may, at its option, elect to allocate items of the Company and the Subsidiaries in accordance with Treasury

Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii) (or any
corresponding provision of state, local or foreign law relating to a Combined Tax of a Limited Tax Group) for purposes of filing a Limited Tax Group's Return, and if The Limited so elects, then The Limited shall allocate the items of the Company and the Subsidiaries in accordance with the applicable election. Parent shall, and shall cause its Affiliates, the Company and the Subsidiaries to (1) cooperate in the making of, and take all steps necessary to assure the effectiveness of, any election described in the preceding sentence (it being understood that Parent will cause the Company, each Subsidiary and the parent of the consolidated group (if any) of which the Company and the Subsidiaries are members following the Closing to sign the statement described in Treasury Regulation Section 1.1502- 76(b)(2)(ii)(D) and any similar statement required under state, local or foreign law), (2) provide any information and records reasonably requested by The Limited for purposes of preparing the Returns of The Limited Tax Group in accordance with any such election and (3) file the Returns of Parent, Parent's Affiliates, the Company and the Subsidiaries in accordance with any allocation of items made by The Limited in connection with any such election.

     (d) The Limited shall (1) prepare (in a manner that complies with its obligations under Section 8.02(a)) and timely file all Returns with respect to Indemnified Taxes required to be filed by the Company or any Subsidiary for Straddle Periods, (2) prepare such Returns in a manner consistent with past practice and without a change of any election or any accounting method, and (3) submit to Parent such Returns (together with any accompanying schedules, statements and, to the extent requested by Parent, supporting documentation) at least 30 days prior to the due date for such Return (except with respect to Returns relating to estimated Tax payments, which shall be provided to Parent at least 7 days prior to the due date for such Return). Parent shall (1) provide The Limited such information as The Limited may reasonably require in the preparation of such Returns, (2) pay to The Limited the portion of the Taxes due with respect to such Returns which is not payable by The Limited pursuant to
Section 8.04, at least 3 days prior to the due date of the payment relating to such Return and (3) cause the appropriate person or persons to execute such Returns.

     (e) Parent shall (1) prepare (in a manner that complies with its obligations under Section 8.02(a)) and timely file all separate Returns required to be filed by the Company or any Subsidiary for Straddle Periods (other than Returns with respect to Indemnified Taxes covered by Section 8.02(d)), (2) prepare such Returns in a manner consistent with past practice and without a change of any election or any accounting method, (3) submit to The Limited such Returns (together with any accompanying schedules, statements and, to the extent requested by The Limited, supporting documentation) at least 30 days prior to the due date for such Return and (4) prior to filing, make any changes to the Returns requested by The Limited within 15 days following delivery of such Returns to

The Limited if Parent consents to such changes (such consent not to be unreasonably withheld, conditioned or delayed).

     (f) Parent shall promptly pay or cause to be paid to The Limited all refunds of Indemnified Taxes and interest thereon received by Buyer, Parent, any Affiliate of Parent, the Company, or any Subsidiary from a Taxing Authority that are attributable to Indemnified Taxes paid by The Limited, Seller, the Company or any Subsidiary (or any predecessor or Affiliate of The Limited) with respect to any Pre-Closing Tax Period. If, in lieu of receiving a refund for Indemnified Taxes with respect to a Pre-Closing Tax Period, Parent (i) is required by a Taxing Authority to reduce a Tax liability or increase a Tax Asset, Parent shall pay or cause to be paid to The Limited the amount of such reduction or increase, provided that such reduction or increase shall be calculated on the same basis as Tax benefits related to Tax Allowances pursuant to Section 8.04(e) and, in the event of a dispute between Parent and The Limited regarding the calculation of the amount of such reduction or increase, Parent and The Limited shall resolve such dispute by appointing an Accounting Referee in accordance with the provisions of Section 8.04(e), and (ii) elects to reduce a Tax liability or increase a Tax Asset, Parent shall pay or cause to be paid to The Limited the amount of such reduction or increase.

     (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (all such Taxes, excluding Other Taxes (as defined below), "Transfer Taxes") shall be paid by the party having liability therefor under applicable law (or, if both Parent or one of its Affiliates, on one hand, and The Limited or one of its Affiliates, on the other hand, have liability under applicable law, then 50% of such Tax shall be paid by Parent and the remaining 50% shall be paid by The Limited), and such party (or, in the case of Taxes paid by both Parent and The Limited, both parties) will file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation; provided, that Parent, on one hand, and The Limited, on the other hand, will each bear 50% of the economic burden of any Transfer Tax and of the expenses of preparing and filing all necessary Transfer Tax returns and other documentation, and The Limited and Parent shall make all such payments to one another as are necessary to achieve such allocation of such economic burden; and provided further, that a reasonable period of time in advance of paying any Transfer Tax or filing any related return or other documentation, the parties will consult with one another in good faith in order to agree whether the payment of such Transfer Tax or filing of such return or other documentation is required under applicable law. Notwithstanding any other provision of this Agreement, Parent and its Affiliates shall be liable for and bear the entire economic burden of any Taxes or other payments to be made to a governmental authority as a result of the transactions contemplated by this Agreement for the purpose of having the Parent, any of its Affiliates, the Company or any Subsidiary qualify to do business in a jurisdiction, be authorized to collect sales tax, receive applicable vendors' or other licenses, or receive other, similar authorizations, licenses, qualifications or permissions ("Other Taxes"). The provisions of this Section 8.02(g), and no other provision (including Section 8.04), will govern the allocation between the parties of the economic burden of Transfer Taxes and Other Taxes.

     Section 8.03. Tax Sharing. Any and all existing Tax sharing, Tax indemnity, Tax allocation agreements or arrangements between the Company or any Subsidiary and any member of any Limited Tax Group shall be terminated as of the Closing Date. After such date neither the Company, any Subsidiary, The Limited nor any Affiliate of The Limited shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Company or any Subsidiary for all Pre-Closing Tax Periods and Straddle Periods.

     Section 8.04. Indemnification by The Limited. (a) The Limited hereby indemnifies Parent and Buyer against and agrees to hold them harmless on an after-Tax basis as provided in Section 8.04(e) from any (1) Indemnified Tax of the Company or any Subsidiary or any Target Group relating to a Pre-Closing Tax Period, (2) any Indemnified Tax (other than Transfer Taxes and Other Taxes, which are governed by Section 8.02(g)) resulting from the Section 338(h)(10) Election including any state, local or foreign Indemnified Tax attributable to an election under the state, local, or foreign law similar to the election available under Section 338(h)(10) (including, for avoidance of doubt, (i) any Federal Tax or Combined Tax for which the Company or any Subsidiary has liability under Treasury Regulation Section 1.1502-6 or a corresponding provision of state, local or foreign law, which Indemnified Tax results from the
Section 338(h)(10) Election and (ii) any liability for an Indemnified Tax which results from the Section 338(h)(10) Election, to extent such Election is made under a state, local or foreign law) and (3) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Indemnified Tax described in (1) or (2), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Indemnified Tax, in each case incurred or suffered by Buyer, Parent any of their Affiliates or, effective upon the Closing, the Company or any Subsidiary (the sum of (1), (2) and (3) being referred to as a "Tax Loss"). Notwithstanding any other provision of this Agreement, this Section
8.04 provides the exclusive remedy for Parent's, Buyer's and their Affiliates' (and, after the Closing, the Company's and its Subsidiaries') recovery of any Tax Loss from The Limited and its Affiliates.

     (b) For purposes of this Section 8.04, in the case of any Indemnified Tax, that is payable for a Straddle Period, the portion of such Indemnified Tax related to the portion of such Straddle Period ending on the Closing Date shall
(x) in the case of any Indemnified Tax that is based on or related to income, be deemed equal to the amount which would be payable if the relevant period ended on the Closing Date, (y) in the case of any Indemnified Tax that is a sales or use tax, be determined based on a closing of the books, and (z) in the case of any Indemnified Tax that is a personal property tax, be determined using a pro rata method based on the number of days in each portion of the Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner that is consistent with any election described in the second sentence of Section 8.02(c) and with the prior practice of the Company and the Subsidiaries.

     (c) Any payment by The Limited pursuant to this Section 8.04 shall be made not later than 30 days after receipt by The Limited of written notice from Buyer stating that any Tax Loss has been paid by Buyer, any of its Affiliates or former Affiliates or, effective upon the Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

     (d) If any claim or demand for Indemnified Taxes in respect of which indemnity may be sought pursuant to this Section 8.04 is asserted against Parent, Buyer, any of their Affiliates or, effective upon the Closing, the Company or any Subsidiary, Buyer shall notify The Limited of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow The Limited to timely respond to such claim or demand, and shall give The Limited such information with respect thereto as The Limited may reasonably request. The Limited may discharge, at any time, its indemnification obligation under this Section 8.04 by paying to Parent the amount of the applicable Tax Loss, calculated on the date of such payment. The Limited shall assume and control, and Parent and Buyer shall take all steps reasonably requested by The Limited in order to fully effectuate The Limited's assumption and control of, the conduct of any contest or proceeding (including, without limitation, a Tax audit) relating to Federal Taxes, Combined Taxes or any other Taxes for which indemnification may be sought from The Limited under this Section 8.04. Parent shall have the right, but not the duty, to participate in such contest or proceeding at its own expense. The Limited shall not be liable under this
Section 8.04 for any amount arising out of a contest or proceeding of which The Limited was not notified as required under this Section 8.04(d) to the extent that the failure to so notify The Limited materially prejudiced The Limited.

     (e) If The Limited's indemnification obligations under this Section 8.04 or Section 11.02 arise in respect of an adjustment that makes allowable to Parent, Buyer, any of their Affiliates or, effective upon the Closing, the Company or any Subsidiary any deduction, amortization, exclusion from income or other allowance (a "Tax Allowance") that would not, but for such adjustment, be allowable, (x) the party or parties entitled to the Tax Allowance shall claim such Tax Allowance to the maximum extent possible and (y) Parent shall pay to The

Limited the Tax benefit received by the party or parties entitled to the Tax Allowance from the use of such Tax Allowance, net of all Tax costs resulting from the payment of the indemnification obligations. The net Tax benefit received from the use of the portion of a Tax Allowance that is used in the taxable year in which the related indemnification payment is made, or in an earlier taxable year, shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or of the Tax refund that would have been receivable) by the party or parties entitled to the Tax Allowance, in the absence of such Tax Allowance and any Tax increase or other Tax adjustment that arises as a result of The Limited's indemnification obligation, the payment thereof or the events creating such obligation, for such taxable year over (ii) the amount of Taxes actually payable (or of the Tax refund actually receivable) by, or taken into account in determining any adjustment arising on audit of, the party or parties entitled to the Tax Allowance for such taxable year. The net Tax benefit received shall take into account, among other things, a reasonable assumption regarding the risk of disallowance of a Tax Allowance on audit and with respect to the use of the portion of a Tax Allowance that is not used either in the taxable year in which the related indemnification payment is made or, in an earlier taxable year, such amount shall be determined by (i) multiplying such portion of the Tax Allowance by the highest corporate Tax rate applicable to the party or parties entitled to the Tax Allowance in the absence of such Tax Allowance or, in the case of a credit 100%, (ii) using a discount rate equal to the mid-term applicable federal rate in effect at that time, (iii) using reasonable assumptions regarding the taxable year or years in which the party or parties entitled to the Tax Allowance will utilize such portion of the Tax Allowance and (iv) taking into account on a basis consistent with clauses
(i) through (iii) of this sentence any Tax increase or other Tax adjustments that arise as a result of The Limited's indemnification obligation, the payment thereof or the events creating such obligation. In the event that The Limited and Parent are unable to agree on the amount of any Tax benefit attributable to any Tax Allowance, The Limited and Parent shall engage an Accounting Referee to determine the amount of the Tax benefit. The Accounting Referee (x) shall be chosen within 10 days of the date on which the need to choose it arises and (y) shall determine the amount of the Tax benefit within 30 days of having the item referred to it. The decision of the Accounting Referee shall be final and binding upon The Limited and Parent. Parent shall pay the amount of the Tax benefit so determined by the Accounting Referee to The Limited within 15 days of the date on which the Accounting Referee has made its determination. The costs, fees and expenses of the Accounting Referee shall be borne equally by The Limited and Parent.

                                   ARTICLE 9
                               Employee Benefits

     Section 9.01. Employee Benefits. (a) The following terms, as used herein, having the following meanings:

     "Benefit Arrangement" means each material employment, severance, continuation pay, termination pay, layoff, or other similar written contract, arrangement or policy and each written plan or arrangement providing for health, medical, life or other welfare benefit insurance coverage (including any insured, self-insured or other arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, holiday, dependent care assistance, education or vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not an Employee Plan, (2) is or has been entered into, maintained, administered or contributed to, as the case may be, by The Limited, any of its Affiliates, the Company or any Subsidiary and
(3) covers any Company Employee.

     "Company Employee" means each individual who is a current or former employee of the Company or any of its Subsidiaries but shall not include any individual who, on the Closing Date, is employed, or performing services, at the Distribution Center (as such term is defined in the Services Agreement).

     "Employee Plan" means each material "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which (1) is subject to any provision of ERISA, (2) is or has been entered into, maintained, administered or contributed to, as the case may be, by The Limited, any of its Affiliates or the Company or any Subsidiary and (3) covers any Company Employee.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Vested Options" means those Company Employee Options that, immediately prior to the Closing Date, are exercisable by the holder thereof.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


                   Term                                   Section
                   Accelerated Options                      9.07

Term
Buyer's Welfare Benefit Plans                                  9.03
Company Employee Options                                       9.07
Covered Employee                                               9.03
Defined Benefit Plan                                           9.02
HIPAA                                                          9.02
Multiemployer Plan                                             9.02
Savings and Retirement Plan                                    9.04
SRDCP                                                          9.05
Successor Plan                                                 9.04

     Section 9.02. ERISA Representations. The Limited and Seller represent and warrant to Parent and Buyer that:

     (a) Section 9.02(a) of the Disclosure Schedule sets forth each Employee Plan. With respect to each such Employee Plan, The Limited has furnished or made available to Buyer and/or Parent a true and complete copy of the plan document and any associated trust agreement, the most current summary plan description (and any summary of material modifications thereto), the most recently filed Form 5500 (and any schedules attached thereto), and the most recent Internal Revenue Service determination letter, as applicable, of each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (b) Section 9.02(b) of the Disclosure Schedule sets forth each Benefit Arrangement. The Limited has furnished or made available to Buyer and/or Parent true and complete copies of each such Benefit Arrangement and the most current summary (if any) distributed to Company Employees of each such Benefit Arrangement. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Plan that is intended to qualify under
Section 401(a) of the Code, and no event has occurred before or after the date of such letter that would disqualify such Employee Plan.

     (d) The Limited, the Company and/or the Subsidiaries have each made full payment of all amounts each is required, under applicable Law or the terms of each Employee Plan and Benefit Arrangement, to have contributed thereto before the Closing Date (including any employee salary reduction contributions described in Section 125 or Section 401(k) of the Code) for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on the Company's Balance Sheet and books and records. The Limited, the Company and/or the Subsidiaries will pay such contributions to the Employee Plans and the Benefit Arrangements in respect of benefits payable, or otherwise made available, to the Company Employees for the period beginning immediately after the close of such last plan year and ending on the Closing Date, or, if any such contributions will not be due prior to the Closing Date, adequate provision for reserves therefor shall be made on the Closing Statement of Net Tangible Assets.

     (e) Neither The Limited, the Company nor any Subsidiary has within the past six years made any contributions (or has been obligated to make any contributions) to a "Multiemployer Plan," as defined in Section 3(37) of ERISA or to a "Defined Benefit Plan," as defined in Section 3(35) of ERISA. Neither The Limited, the Company nor any Subsidiary has any outstanding liability with respect to a Multiemployer Plan or a Defined Benefit Plan.

     (f) There are no plans that provide (or will provide) medical, life insurance or death benefits with respect to former employees (including retirees) of the Company, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage rights.

     (g) There are no inquiries, proceedings, claims, or lawsuits which have been asserted, instituted, or threatened by the Internal Revenue Service, the Department of Labor, the Equal Employment Opportunity Commission, or any participant, beneficiary, or any other person or entity involving any aspect of any Employee Plan or Benefit Arrangement (other than routine benefit claims).

     (h) There is not now, and has never been, any material violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices with the Department of Labor and the Internal Revenue Service regarding any Employee Plan, or the furnishing of such documents to the participants or beneficiaries of the Employee Plans.

     (i) Any bonding required with respect to the Employee Plans in accordance with the applicable provisions of ERISA has been obtained and is in full force and effect.

     (j) Neither The Limited, the Company, any Subsidiary nor any "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Employee Plan has engaged in a "prohibited transaction" within the meaning of Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code for which a statutory, administrative, or regulatory exemption is not available.

     (k) There has been no material violation of the "continuation coverage requirements" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as "COBRA") with respect to any Employee Plan to which such continuation coverage requirements apply. There has been no material violation of the health insurance obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA (sometimes referred to as "HIPAA") with respect to any Employee Plan which is a "group health plan" (as defined in Section 5000(b)(1) of the Code and Section 706 of ERISA) to which such insurance obligations apply (including the requirement that certificates of creditable coverage be provided to certain employees and their dependents).

     (l) The consummation of the transactions contemplated by this Agreement will not, separately or together, (1) except as set forth on Section 9.02(l) of the Disclosure Schedule, entitle any Company Employee to receive from the Company or any Subsidiary severance pay, unemployment compensation, or any other payment, or (2) except as set forth in Section 9.07, accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such Company Employee or director of the Company or any Subsidiary.

     Section 9.03. Welfare Plans Following the Closing. (a) Effective January 1, 2002, or such earlier dates as may be agreed upon by the parties to this Agreement, Parent and Buyer shall provide the Covered Employees (as defined herein) with coverage under the applicable employee welfare benefit plans (as defined in Section 3(l) of ERISA) sponsored by Parent and/or Buyer (collectively called "Buyer's Welfare Benefit Plans"). For purposes of this Agreement, a "Covered Employee" means each individual who is employed by the Company or its Subsidiaries on the Closing Date, including any such individual on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term disability, long-term disability, military leave, jury duty, or death leave, but shall not include individuals employed or performing services at the Distribution Center, if any). Covered Employees shall be eligible to participate in Buyer's Welfare Benefit Plans on such date(s) subject in each case to Parent and/or Buyer's right to modify or eliminate any employee benefit plan or program maintained by it at any time.

     (b) Parent and Buyer shall credit the Covered Employees for service with the Company and its Subsidiaries prior to the Closing Date for purposes of eligibility to participate in, and to receive benefits under, Buyer's Welfare Benefit Plans; provided, however, that all Company Employees shall be employees at will of the Company, and nothing contained in this Section 9.03 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any Company Employee, any change in the compensation or employee benefits available to any Company Employee, or the amendment or termination of any particular employee benefit plan to the extent permitted by its terms.

     (c) Parent and Buyer covenant that Buyer's Welfare Benefit Plans shall credit each Covered Employee for any coinsurance or deductibles paid prior to the date the Covered Employee becomes a participant in Buyer's Welfare Benefit

Plans, if any, with respect to the calendar year in which such participation commences. Such credit shall be given for the purpose of satisfying any applicable coinsurance or deductible requirements under any of Buyer's Welfare Benefit Plans in which the Covered Employee is eligible to participate after the Closing Date.

     (d) Parent and Buyer covenant that Buyer's Welfare Benefit Plans shall not treat any transaction contemplated hereby as an event which, in and of itself, would cause the Company Employees to be subject to any preexisting condition limitation and shall otherwise satisfy the requirements of Section 4980B(f) of the Code (solely with respect to the Company Employees).

     (e) Effective as of the Closing Date and except as provided in Section 9.03(f) below, Parent and Buyer shall cause the Company to assume all obligations and liabilities of The Limited and its ERISA Affiliates with respect to the following welfare benefit plans or programs maintained by The Limited and its ERISA Affiliates, but only to the extent such liabilities and obligations relate to benefits for Covered Employees: (1) life insurance benefits; (2) short- and long-term disability benefits, including disability benefits payable after the Closing Date with respect to disabilities incurred on or prior to the Closing Date; (3) medical benefits; (4) dental benefits; (5) COBRA health care continuation coverage benefits; and (6) any health insurance obligation imposed by HIPAA and/or applicable state Law (other than benefit claims incurred prior to the Closing Date with respect to the benefits listed in (3) and (4)). A medical or dental claim shall be "incurred" when the relevant service is provided or item is purchased. All life insurance and long-term disability benefits are fully insured and all premiums due and payable therefore have been paid by The Limited and/or its ERISA Affiliates, or will have been paid by The Limited and/or its ERISA Affiliates in the ordinary course, prior to the Closing Date. Accruals for long-term disability benefits in respect of Company Employees are reflected on the books and records of the Company.

     (f) The Limited and its ERISA Affiliates shall be responsible for all obligations and liabilities created or owing as a consequence of the employment of any Covered Employee by The Limited and its ERISA Affiliates prior to the Closing Date with respect to, but only with respect to, the following: (1) all liabilities, costs, claims and other obligations under any Employee Plan or Benefit Arrangement resulting from any deficiency in the administration or funding of any such Employee Plan or Benefit Arrangement; (2) all medical and dental benefit claims; (3) any workers' compensation claims; (4) any severance pay benefits arising out of employment terminations prior to the Closing Date;
(5) COBRA health care continuation coverage with respect to qualifying events occurring on or prior to the Closing Date, including COBRA continuation coverage for any "M&A qualified beneficiary" as defined in Treas. Reg. (S) 54.4980B-9, A-4(b); and (6) any health insurance obligation imposed by HIPAA (including the requirement that certificates of creditable coverage be provided to certain employees and their dependents) and/or applicable state law. A workers compensation claim shall be deemed to relate to the period prior to the Closing Date if the event giving rise to the claim occurs prior to the Closing Date.

     (g) The Company's obligations under this Section 9.03 are in addition to the Company's obligations under Section 9.04 and Section 9.05.

     Section 9.04. Savings and Retirement Plan. (a) On or prior to the Closing Date or as soon as practicable thereafter, The Limited shall cause the trustee of The Limited Savings and Retirement Plan (the "Savings and Retirement Plan") to segregate the assets of such Savings and Retirement Plan representing the full account balances of the Company Employees as of the Closing Date, make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and make all necessary amendments to such Savings and Retirement Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of the Company Employees under the Savings and Retirement Plan are transferred shall not be affected by such segregation of assets. The Limited shall cause each Company Employee who is a participant in the Savings and Retirement Plan to be 100% vested in his or her account balances thereunder effective as of the Closing Date.

     (b) Parent and Buyer hereby designate the Charming Shoppes, Inc. Employees' Retirement and Savings Plan (the "Successor Plan") to accept the transfer of assets as described herein and agree to take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. The transfer shall not occur until (1) Buyer shall have provided The Limited with a certification from Buyer, with appropriate indemnities, as to such qualified status satisfactory to The Limited and (2) The Limited shall have issued comparable indemnities as to the qualified status of the Savings and Retirement Plan satisfactory to Buyer. The Limited and Buyer shall act expeditiously and in good faith in satisfying, and shall satisfy, the above conditions prior to January 1, 2002. As soon as practicable following the satisfaction of the conditions set forth above and in any event prior to January 1, 2002, The Limited shall cause the trustee of the Savings and Retirement Plan to transfer (in the form of cash, marketable securities, including shares of The Limited and Intimate Brands, Inc., and, to the extent practicable, in the same relative proportions as the account balances of the Company Employees are invested as of the date of the special valuation conducted in connection with such transfer) the full account balances of Company Employees under the Savings and Retirement Plan, as well as actual earnings (including, but not limited to, any losses or expenses related thereto) attributable to the period from the Closing Date to the date of transfer described herein, reduced by any necessary benefit or withdrawal payments to or in respect of the Company Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Plan.

     (c) In consideration for the transfer of assets described herein, Buyer shall, and shall cause the Company to, effective as of the date of transfer described herein, assume all of the obligations of The Limited and its ERISA Affiliates in respect of the account balances accumulated by the Company Employees under the Savings and Retirement Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Closing Date. Buyer shall not assume any other obligations or liabilities arising under or attributable to the Savings and Retirement Plan.

     Section 9.05. Other Employee Plans And Benefit Arrangements. (a) On or prior to the Closing Date, Parent shall, or shall cause the Company to, establish a nonqualified deferred compensation plan that mirrors The Limited Supplemental Retirement and Deferred Compensation Plan (the "SRDCP"). Effective as of the Closing Date, and except as provided in Section 9.05(b) below, Parent shall cause the Company to (1) accept the transfer of participant account balances from the SRDCP to the mirror plan with respect to benefits payable to Covered Employees who are participants in the SRDCP as of the Closing Date, and
(2) assume all obligations and liabilities attributable to the period prior to the Closing date in respect of the Covered Employees who were participants in the SRDCP as of the Closing Date. The account of each Covered Employee under the mirror plan shall be 100% vested and shall be paid to him/her by the Company and/or its Subsidiaries following the Covered Employee's termination of employment with the Company and its Subsidiaries pursuant to the terms of the mirror plan. On the Closing Date, The Limited shall provide Parent with a true and correct schedule setting forth the following information regarding each Covered Employee who is a participant in the SRDCP on the Closing Date: the name of the Covered Employee, his/her job title, and the total amount credited to his/her SRDCP account as of the Closing Date.

     (b) Effective as of the Closing Date, The Limited shall assume and retain all obligations and liabilities under the SRDCP including, without limitation, all obligations and liabilities attributable to the period prior to the Closing Date, with respect to benefits payable to (1) Kenneth B. Gilman and (2) all Company Employees who are not offered post-Closing employment by Parent, the Company or any of its Subsidiaries on or prior to the Closing Date. The SRDCP account maintained on behalf of Mr. Gilman and such Company Employees shall be paid to them by The Limited, pursuant to the terms of the SRDCP. The Limited shall take any action that may be necessary and/or desirable in its sole discretion to reflect that no Termination of Employment (as defined in the SRDCP) will occur with respect to any Covered Employee as a result of consummating the transaction contemplated by this Agreement.

     (c) Prior to the Closing Date, neither The Limited, the Company nor any Subsidiary will establish any new employee benefit plan for the Company Employees, except with the written consent of Buyer (which consent may be withheld in Buyer's sole discretion), nor will The Limited, the Company or any Subsidiary amend or modify in any material way any existing Employee Plan or Benefit Arrangement with respect to the Company, any Subsidiary or any Company Employee as to any benefit or in any other material way, except with the written consent of Buyer (which consent may be withheld in Buyer's sole discretion).

     Section 9.06. Necessary Action. The Limited, Seller, Parent and Buyer agree to take all action, or cause such action to be taken, which may be necessary in order to effectuate the transactions contemplated by this Article, including, without limitation, adopting any necessary amendments to the Employee Plans and Benefit Arrangements and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the events contemplated by Section 9.04.

     Section 9.07. Stock Options. Except as set forth on Section 9.07 to the Disclosure Schedule:

     (a) The Limited shall make an offer to the Company Employees such that options held by the Company Employees ("Company Employee Options") to purchase shares of The Limited's common stock under any of The Limited's Benefit Arrangements that, immediately prior to the Closing Date are not exercisable and that would, in the ordinary course and but for the consummation of the transactions contemplated under this Agreement, become exercisable on or prior to December 31, 2002, shall become exercisable on the Closing Date ("Accelerated Options"). The expiration of each Accelerated Option and Vested Option shall be determined in accordance with the terms thereof and the Benefit Arrangement pursuant to which such option was granted.

     (b) The foregoing obligation is subject to approval of the Compensation Committee of The Limited's Board of Directors. The Chief Operating Officer of The Limited will recommend that such Compensation Committee approve the foregoing.

     (c) For the avoidance of doubt, the parties agree that The Limited will be entitled to any tax deductions resulting from the exercise of the Vested Options or Accelerated Options.

     Section 9.08. Indemnification. Parent hereby indemnifies, and shall cause the Company after the Closing to indemnify, The Limited and each of its ERISA Affiliates against and agrees, and shall cause the Company to agree after the Closing, to hold The Limited and each of its ERISA Affiliates harmless from any and all Damages that The Limited and each of its ERISA Affiliates may incur or suffer as a result of any failure by Parent and the Company to satisfy and discharge their obligations under this Article. The Limited and each of its ERISA Affiliates hereby indemnifies the Company against and agrees to hold the Company harmless from any and all Damages that the Company may incur as a result of any failure by The Limited to satisfy and discharge its obligations under this Article.

     Section 9.09. Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary rights in any Company Employee (including any beneficiary or dependent thereof).


                                  ARTICLE 10
                             Conditions to Closing

     Section 10.01. Conditions to Obligations of Parent, Buyer, The Limited and Seller. The obligations of Parent, Buyer, The Limited and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by the relevant party) of the following conditions:

     (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

     (b) No provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (c) No suit, action, proceeding or investigation shall have been brought or threatened by any Person which is reasonably likely to result in (i) an injunction preventing the consummation of the Closing or (ii) an order requiring that the Closing, if consummated, be rescinded.

     Section 10.02. Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Buyer) of the following further conditions:

     (a) (1) The Limited and Seller shall have performed or complied in all material respects with all of the agreements and covenants required by the Transaction Documents to be performed or complied with by them at or prior to the Closing Date, (2) the representations and warranties of The Limited and Seller contained in this Agreement and in any certificate or other writing delivered by The Limited or Seller pursuant hereto shall be accurate at and as of the Closing Date, as if made at and as of such time, except for any inaccuracies which, individually or in the aggregate, would not constitute or, would not reasonably be expected to constitute, a Material Adverse Effect and
(3) Buyer shall have
received a certificate signed by an executive officer of The Limited to the foregoing effect.

     (b) The Limited and Seller shall have caused the following documents to be delivered to Parent and Buyer:

          (i) an opinion of Davis Polk & Wardwell, dated the Closing Date, the form of which is attached as Exhibit I;

          (ii) letters of resignation from the directors of the Company and each Subsidiary;

          (iii) such other documents regarding the corporate organization, existence, authorization and similar matters relating to The Limited, Seller, the Company or any Subsidiary as Buyer may reasonably request;

          (iv)   the Services Agreement;

          (v)    the Store Leases Agreement;

          (vi)   the HQ Lease;

          (vii)  the Registration Agreement;

          (viii) the Access and Waiver Agreement;

          (ix)   the Covenant Agreement; and

          (x)    the Master Sublease.

     (c) The conditions to the Banks' obligation to lend at least $285 million set forth in the Commitment Letter shall have been satisfied or waived.

     Section 10.03. Conditions to Obligation of The Limited and Seller. The obligation of The Limited and Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Seller) of the following further conditions:

     (a) (1) Parent and Buyer shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, (2) the representations and warranties of Parent and Buyer contained in this Agreement and in any certificate or other writing delivered by Parent or Buyer pursuant hereto shall be accurate at and as of the Closing Date, as if made at and as of such time, except for any inaccuracies which, individually or in the aggregate, would not have, or would not reasonably be expected to have, a

Parent Material Adverse Effect and (3) The Limited shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

     (b) Parent and Buyer shall have caused the following documents to be delivered to The Limited and Seller:

          (i) an opinion of Drinker Biddle & Reath LLP, dated the Closing Date, the form of which is attached as Exhibit J;

          (ii) such other documents regarding the corporate organization, existence, authorization and similar matters relating to Parent or Buyer as The Limited may reasonably request;

          (iii)  the Services Agreement;

          (iv)   the Store Leases Agreement;

          (v)    the HQ Lease;

          (vi)   the Registration Agreement;

          (vii)  the Access and Waiver Agreement;

          (viii) the Covenant Agreement; and

          (ix)   the Master Sublease.

     (c) the Stock Consideration shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                                  ARTICLE 11
                           Survival; Indemnification

     Section 11.01. Survival. All of the representations and warranties of The Limited, Seller, Parent and Buyer contained in this Agreement shall survive the Closing Date for a period of 12 months from the Closing Date, except that the representations and warranties in Section 3.17 and Articles 8 (other than representations and warranties with respect to Indemnified Taxes) and 9 shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof) and the representations and warranties contained in Sections 3.01 (as to corporate existence and power and authority), 3.02, 3.05, 3.06, 3.07, 3.13,
3.24 3.25, 4.01 (as to corporate existence and power and authority), 4.02, 4.08, 4.09, 4.11 and 4.12 shall survive indefinitely. The period of survival of the representations and warranties prescribed by this Section 11.01 is referred to as the "Survival Period." The liabilities of Parent, Buyer, The Limited and Seller under their respective representations and warranties will expire as of the expiration of the Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which is the subject of a written claim for indemnification made pursuant to the provisions of this Article 11 prior to the expiration of the applicable Survival Period for such representation or warranty. Except for the covenants set forth in Section 5.01(a) and Section 6.01(a) (which will survive for a period of 12 months from the Closing Date) and as otherwise provided in this Agreement, the covenants and agreements of Parent, Buyer, The Limited and Seller contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely. The representations and warranties contained in Article 8 related to Indemnified Taxes shall not survive the Closing Date.

     Section 11.02. Indemnification. (a) The Limited hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Parent or any of its Affiliates arising out of or related in any way to (1) any inaccuracy or breach of any representation or warranty (each such inaccuracy and breach, a "Warranty Breach") or breach of a covenant, in each case of The Limited or Seller contained in this Agreement, (2) the litigation matters identified in Appendix 11.02 (the "Retained Litigation"), (3) the Credit Card Litigation, (4) any escheat liabilities or similar items under state unclaimed property laws, in each case in respect of matters arising prior to the Closing (including, without limitation, sales of gift certificates, issuances of checks and other transactions occurring prior to Closing, regardless of when the obligation to file an unclaimed property report arises) and (5) the manner in which The Limited or any of its Affiliates prosecutes any Retained Landlord Claim (for example, sanctions imposed as a result of inappropriate litigation activities) (as opposed to the fact that the Retained Landlord Claim was pursued); provided that with respect to indemnification by The Limited and Seller for any Warranty Breaches pursuant to this Section 11.02(a), in the absence of fraud or a willful and knowing misrepresentation, (1) The Limited and Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $8,350,000 and then only to the extent of such excess, (2) The Limited and Seller shall have no liability for any individual claim for Damages that is less than $25,000 and (3) The Limited's and Seller's maximum liability shall not exceed $135,000,000; provided, however, that such limitations in clauses (1), (2) and (3) shall not be applicable to any Warranty Breach arising under Sections 3.01 (as to corporate existence and power and authority), 3.02, 3.05, 3.06, 3.07, 3.24 or 3.25.

     (b) Parent hereby indemnifies The Limited and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by The Limited or any of its Affiliates arising out of or related in any way to (1) any Warranty Breach or breach of a covenant, in each case of Parent or Buyer contained in this Agreement, (2) to the extent contemplated by Section 6.05(b), any Financial Support Arrangements in connection with the business liabilities, obligations or operations of the Company or any of its Subsidiaries for which Parent or Buyer has not been able to secure the unconditional release of The Limited and its Affiliates from their obligations thereunder, and (3) except as expressly provided herein, the assets, business or operations of the Company or any of its Subsidiaries, whether before, at or after the Closing; provided that with respect to indemnification by Parent and Buyer for any Warranty Breaches pursuant to this Section 11.02(b), in the absence of fraud or a willful and knowing misrepresentation, (1) Parent and Buyer shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $8,350,000 and then only to the extent of such excess, (2) Parent and Buyer shall have no liability for any individual claim for Damages that is less than $25,000 and (3) Parent's and Buyer's maximum liability shall not exceed $135,000,000; provided, however, that such limitations in clauses
(1), (2) and (3) shall not be applicable to any Warranty Breach arising under Sections 4.01 (as to corporate existence and power and authority), 4.02, 4.06, 4.08, 4.11 or 4.12.

     (c) Notwithstanding any of the provisions of this Article 11, Section 8.04 shall provide the exclusive remedy for Parent's and its Affiliates' (and, after the Closing, the Company's and its Subsidiaries') recovery of any Tax Loss from The Limited and its Affiliates, and the procedures set forth in Section 8.04 shall govern any claim for indemnification under such provision.

     (d) It is understood and agreed that neither the $25,000 amount nor the $8,350,000 amount referred to in this Article 11 shall influence or affect, for any purpose under this Agreement, any determination as to whether an occurrence, event or matter is "material," whether a "Material Adverse Effect" has occurred or any similar matter.

     Section 11.03. Procedures. (a) The party seeking indemnification under Sections 9.08 or 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control the defense of such Third Party Claim and appoint lead counsel for such defense, in each case at its expense; provided that it has acknowledged responsibility for the defense of such Claim; and provided further that The Limited shall control the defense of, and appoint the lead counsel in connection with, the Retained Litigation.


     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03,
(1) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim and (2) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

     Section 11.04. Limitation on Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies.

     (b) The Indemnifying Party shall not be liable under Section 11.02 for any
(1) Damages relating to any matter to the extent that (A) there is included in the Closing Statement of Net Tangible Assets an identifiable liability or reserve (including liabilities or reserves that are not individual line items, but are identifiable components of a line item) specifically relating to such matter (it being understood that the Indemnifying Party shall be liable for the excess of the Damages over such identifiable liability or reserve) or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the purchase price adjustment mechanism contemplated by Sections 2.03 and 2.04 (it being understood that the Indemnifying Party shall be liable only for the excess of the Damages over such purchase price adjustment compensation) or (2) punitive Damages.

     (c) Notwithstanding anything in this Agreement to the contrary, except for Damages arising out of a breach of the representation set forth in the first sentence of Section 3.08, no Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Parent or Buyer in the valuation of the Company and its Subsidiaries or their businesses and operations (it being understood that the foregoing exception for Damages arising out of a breach of the representation set forth in the first sentence of Section 3.08 shall not constitute an admission or acknowledgement that Damages in respect of such a breach should be determined or increased based on any such multiple, but instead is simply an exception to the prohibition on making such a claim in the case of such a breach).

     Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section
11.02 and the Indemnified Party could have recovered all or a part of such

Damages from a third party (other than from the Company, any Subsidiary, any Affiliate of the Company or any current or former employee or agent of any such Persons) (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

     Section 11.06. Exclusivity. Except as specifically set forth in this Agreement, Parent waives any rights and claims Parent and its Affiliates may have against The Limited and its Affiliates, whether in law or in equity, relating to the Company or any of its Subsidiaries or any of their respective assets, business or operations, the Shares or the transactions contemplated hereby, and The Limited waives any such rights and claims The Limited and its Affiliates may have against Parent and its Affiliates, the Company or any of its Subsidiaries. The rights and claims waived hereby include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

                                  ARTICLE 12

                                  Termination

     Section 12.01. Grounds for Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

     (a)  by mutual written agreement of Seller and Buyer;

     (b) by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 2001 (the "Termination Date"); provided, however, that neither of the parties may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

     (c) by either Buyer, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or any of its Affiliates and such breach is not capable of being satisfied or cured by the Termination Date; or

     (d) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     The party desiring to terminate this Agreement pursuant to clauses 12.01(b)-(d) shall give notice of such termination to the other party.

     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (1) failure of any party to fulfill a condition to the performance of the obligations of the other parties that is within the control of such party, (2) failure of any party to this Agreement to perform a covenant or agreement contained in any Transaction Document, (3) breach by any party hereto of any representation or warranty contained herein made as of the date of this Agreement or (4) willful or negligent breach by any party to this Agreement of any representation or warranty (other than a breach of any representation or warranty specified in clause (3)) contained in any Transaction Document, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 5.04(a)(2), 5.13,
6.02 (it being understood that all provisions of the Confidentiality Agreement will remain in full force and effect), 6.07, 6.09, 12.02 and Article 13 shall survive any termination hereof pursuant to Section 12.01.

                                  ARTICLE 13

                                 Miscellaneous

     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

          if to Parent or Buyer, to:

               Charming Shoppes, Inc.
               450 Winks Lane
               Bensalem, PA 19020
               Attention: Eric M. Specter
               Fax: (215) 638-6648
               with a copy (which shall not constitute notice) to:

               Drinker Biddle & Reath LLP
               One Logan Square
               18/th/ and Cherry Streets
               Philadelphia, PA 19103
               Attention: Howard A. Blum
               Fax: (215) 988-2757

          if to The Limited or to Seller, to:

               The Limited, Inc.
               Three Limited Parkway
               Columbus, Ohio 43230
               Attention: Samuel P. Fried
               Fax: (614) 415-7188

               with a copy (which shall not constitute notice) to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Attention: David L. Caplan
               Fax: (212) 450-4800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this
Section 13.01.

     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.03. Expenses. Except to the extent otherwise expressly provided in any of the Transaction Documents: (1) all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense and (2) The Limited shall be responsible for all out-of-pocket costs and expenses incurred by the Company and its Subsidiaries prior to the Closing Date in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the Closing.

     Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that Parent may assign its rights to indemnification under Article 8 and 11 of this Agreement to Parent's lenders under the credit and security arrangements to be entered into by Parent in connection with the Closing.

     Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

     Section 13.09. Entire Agreement. The Transaction Documents, together with the Confidentiality Agreement and The Limited Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

     Section 13.10. Captions; Certain Terms. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words, "without limitation."

     Section 13.11. Disclosure Schedule. The parties acknowledge and agree that
(1) the Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and
(2) the disclosure by The Limited or Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by The Limited or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedule.

   [Remainder of page intentionally left blank; next page is signature page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       CHARMING SHOPPES, INC.


                                       By: /s/ Eric M. Specter
                                            Name:  Eric M. Specter
                                            Title: Executive Vice President


                                       VENICE ACQUISITION CORPORATION


                                       By: /s/ Eric M. Specter
                                            Name:  Eric M. Specter
                                            Title: Vice President


                                       LFAS, INC.


                                       By: /s/ Douglas L. Williams
                                            Name:  Douglas L. Williams
                                            Title: Vice President, Senior
                                                      Counsel


                                       THE LIMITED, INC.


                                       By: /s/ Timothy J. Faber
                                            Name:  Timothy J. Faber
                                            Title: Vice President-Treasury,
                                                      Mergers and
                                                      Acquisitions